Exhibit 10.14


                                                               EXECUTION VERSION

--------------------------------------------------------------------------------


                                CREDIT AGREEMENT

                           Dated as of August 20, 2001

                                      among

                              AMES REALTY II, INC.,

                    a Debtor and a Debtor-in-Possession under

                        Chapter 11 of the Bankruptcy Code

                                  as Borrower,

                   THE OTHER CREDIT PARTIES SIGNATORY HERETO,

                 each a Debtor and a Debtor-in-Possession under

                        Chapter 11 of the Bankruptcy Code

                               as Credit Parties,

                          THE LENDERS SIGNATORY HERETO

                               FROM TIME TO TIME,

                                 as Lenders, and

                               KIMCO FUNDING, LLC,

                               as Agent and Lender


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

                                TABLE OF CONTENTS
                                -----------------

                                                                            Page
                                                                            ----

1.       AMOUNT AND TERMS OF CREDIT............................................2

         1.1.     Term Loan Facility...........................................2

         1.2.     [Reserved.]..................................................3

         1.3.     Prepayments..................................................3

         1.4.     Use of Proceeds..............................................4

         1.5.     Interest.....................................................4

         1.6.     [Reserved.]..................................................5

         1.7.     [Reserved.]..................................................5

         1.8.     Cash Management System.......................................5

         1.9.     Fees.........................................................5

         1.10.    Receipt of Payments..........................................5

         1.11.    Application and Allocation of Payments.......................6

         1.12.    Loan Account and Accounting..................................6

         1.13.    Indemnity....................................................6

         1.14.    Access.......................................................7

         1.15.    Taxes........................................................8

         1.16.    Capital Adequacy; Increased Costs............................8

         1.17.    Single Loan.................................................10

         1.18.    Priority and Liens..........................................10

         1.19.    Right of Set-Off............................................11

         1.20.    Payment of Obligations......................................11

         1.21.    No Discharge; Survival of Claims............................12

2.       CONDITIONS PRECEDENT.................................................12

         2.1.     Conditions to the Initial Loans.............................12

         2.2.     Maximum Loan Amount.........................................13

         2.3.     Further Conditions to Each Loan.............................13

3.       REPRESENTATIONS AND WARRANTIES.......................................14

         3.1.     Corporate Existence; Compliance with Law....................14

         3.2.     Executive Offices, Collateral Locations, FEIN...............15

         3.3.     Corporate Power, Authorization, Enforceable Obligations.....15

                                Table of Contents
                                   (continued)
                                                                            Page
                                                                            ----

         3.4.     Financial Statements........................................15

         3.5.     [Reserved.].................................................16

         3.6.     Ownership of Property; Liens; Leases; Permits...............16

         3.7.     Labor Matters...............................................17

         3.8.     Ventures, Subsidiaries and Affiliates; Outstanding Stock
                  and Indebtedness............................................18

         3.9.     Government Regulation.......................................18

         3.10.    Margin Regulations..........................................18

         3.11.    Taxes.......................................................18

         3.12.    ERISA.......................................................19

         3.13.    No Litigation...............................................20

         3.14.    [Reserved.].................................................20

         3.15.    Intellectual Property.......................................20

         3.16.    Full Disclosure.............................................20

         3.17.    Zoning; Land Use; Maintenance; Environmental Matters........21

         3.18.    Insurance...................................................23

         3.19.    Deposit and Disbursement Accounts...........................23

         3.20.    Government Contracts........................................23

         3.21.    Trade Relations.............................................23

         3.22.    Agreements and Other Documents..............................23

         3.23.    [Reserved]..................................................23

         3.24.    Other Indebtedness..........................................23

4.       FINANCIAL STATEMENTS AND INFORMATION.................................24

         4.1.     Reports and Notices.........................................24

         4.2.     Communication with Accountants..............................24

5.       AFFIRMATIVE COVENANTS................................................24

         5.1.     Maintenance of Existence and Conduct of Business............24

         5.2.     Payment of Charges..........................................25

         5.3.     Books and Records...........................................25

         5.4.     Insurance; Damage to or Destruction of Collateral...........25

         5.5.     Compliance with Legal Requirements; Hazardous Materials.....28

                                Table of Contents
                                   (continued)
                                                                            Page
                                                                            ----

         5.6.     Supplemental Disclosure.....................................29

         5.7.     Intellectual Property.......................................29

         5.8.     [Reserved]..................................................29

         5.9.     Further Assurances..........................................29

         5.10.    Leases......................................................30

         5.11.    Condition of the Real Property Assets.......................32

6.       NEGATIVE COVENANTS...................................................33

         6.1.     Mergers, Subsidiaries, Etc..................................33

         6.2.     Investments; Loans and Advances.............................33

         6.3.     Indebtedness................................................33

         6.4.     Employee Loans and Affiliate Transactions...................34

         6.5.     Capital Structure and Business..............................35

         6.6.     Guaranteed Indebtedness.....................................35

         6.7.     Liens.......................................................35

         6.8.     Disposition: Sale of Stock and Assets; Store Closings.......36

         6.9.     ERISA.......................................................36

         6.10.    Chapter 11 Claims...........................................36

         6.11.    Hazardous Materials.........................................36

         6.12.    Sale-Leasebacks.............................................37

         6.13.    Cancellation of Indebtedness................................37

         6.14.    Restricted Payments.........................................37

         6.15.    Change of Corporate Name or Location; Change of
                  Fiscal Year.................................................37

         6.16.    No Impairment of Intercompany Transfers.....................37

         6.17.    No Speculative Transactions.................................37

         6.18.    Leases; Real Estate Purchases...............................38

         (b) Changes to Leases................................................38

         6.19.    Changes Relating to Indebtedness............................38

         6.20.    Credit Card Agreements......................................39

         6.21.    [Reserved]..................................................39

         6.22.    Limitations of Use..........................................39

                                Table of Contents
                                   (continued)
                                                                            Page
                                                                            ----

7.       TERM.................................................................39

         7.1.     Termination.................................................39

         7.2.     Survival of Obligations Upon Termination of
                  Financing Arrangements......................................39

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES...............................39

         8.1.     Events of Default...........................................39

         8.2.     Remedies....................................................41

         8.3.     Waivers by Credit Parties...................................42

9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT..................42

         9.1.     Assignment and Participations...............................42

         9.2.     Appointment of Agent........................................44

         9.3.     Agent's Reliance, Etc.......................................45

         9.4.     Kimco Funding and Affiliates................................46

         9.5.     Lender Credit Decision......................................46

         9.6.     Indemnification.............................................46

         9.7.     Successor Agent.............................................47

         9.8.     Setoff and Sharing of Payments..............................47

         9.9.     Advances; Payments; Non-Funding Lenders; Information;
                  Actions in Concert..........................................48

10.      SUCCESSORS AND ASSIGNS...............................................50

         10.1.    Successors and Assigns......................................50

11.      MISCELLANEOUS........................................................50

         11.1.    Complete Agreement; Modification of Agreement...............50

         11.2.    Amendments and Waivers......................................50

         11.3.    Fees and Expenses...........................................52

         11.4.    No Waiver...................................................53

         11.5.    Remedies....................................................54

         11.6.    Severability................................................54

         11.7.    Conflict of Terms...........................................54

         11.8.    Confidentiality.............................................54

         11.9.    GOVERNING LAW...............................................54

                                Table of Contents
                                   (continued)
                                                                            Page
                                                                            ----

         11.10.   Notices.....................................................54

         11.11.   Section Titles..............................................55

         11.12.   Counterparts................................................55

         11.13.   WAIVER OF JURY TRIAL........................................55

         11.14.   Subordination of Intercompany Leases........................55

         11.15.   Press Releases and Related Matters..........................56

         11.16.   Reinstatement...............................................56

         11.17.   Advice of Counsel...........................................56

         11.18.   No Strict Construction......................................56

                               INDEX OF APPENDICES

Annex A (Recitals)                -      Definitions
Annex B                           -      [Reserved]
Annex C                           -      [Reserved]
Annex D (Section 2.1(a))          -      Closing Checklist
Annex E (Section 4.1(a))          -      Financial Statements and Projections
                                         -- Reporting
Annex F                           -      [Reserved]
Annex G (Section 6.10)            -      [Reserved]
Annex H (Section 9.9(a))          -      Lenders' Wire Transfer Information
Annex I (Section 11.10)           -      Notice Addresses
Annex J (from Annex A-
  Commitments definition)         -      Commitments as of Closing Date

Exhibit 1.1(a)                    -      Form of Borrowing Notice
Exhibit 1.1(b)                    -      Form of Note
Exhibit 9.1(a)                    -      Form of Assignment Agreement
Exhibit B                         -      Form of Intercreditor Agreement
Exhibit C                         -      Form of Mortgage
Exhibit D                         -      Form of Warrant Agreement
Exhibit E                         -      Form of Security Agreement
Exhibit F                         -      Form of Borrower Pledge Agreement
Exhibit G                         -      Form of Parent Pledge Agreement
Exhibit H                         -      Form of Subsidiary Pledge Agreement
Exhibit I                         -      Form of Parent Guaranty
Exhibit J                         -      Form of Subsidiary Guaranty
Exhibit K                         -      Form of Trademark Security Agreement

Disclosure Schedule 1.4           -      Sources and Uses; Funds Flow Memorandum
Disclosure Schedule 3.1           -      Type of Entity; State of Organization
Disclosure Schedule 3.2           -      Executive Offices, Collateral
                                         Locations, FEIN
Disclosure Schedule 3.6(a)        -      Real Property Assets
Disclosure Schedule 3.7           -      Labor Matters
Disclosure Schedule 3.8           -      Ventures, Subsidiaries and Affiliates;
                                         Outstanding Stock
Disclosure Schedule 3.11          -      Tax Matters
Disclosure Schedule 3.12          -      ERISA Plans
Disclosure Schedule 3.13          -      Litigation
Disclosure Schedule 3.15          -      Intellectual Property
Disclosure Schedule 3.17          -      Zoning, Land Use, Maintenance and
                                         Hazardous Materials
Disclosure Schedule 3.18          -      Insurance
Disclosure Schedule 3.19          -      Deposit and Disbursement Accounts
Disclosure Schedule 3.20          -      Government Contracts
Disclosure Schedule 3.22          -      Material Agreements
Disclosure Schedule 5.1           -      Trade Names
Disclosure Schedule 6.3           -      Indebtedness
Disclosure Schedule 6.4           -      Transactions with Affiliates
Disclosure Schedule 6.7           -      Existing Liens

                                                               EXECUTION VERSION

                                CREDIT AGREEMENT
                                ----------------

                  This CREDIT AGREEMENT (this "Agreement"), dated as of August 20, 2001, among AMES REALTY II, INC., a Delaware corporation ("Borrower"), a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code; the other Credit Parties signatory hereto, each of which is a debtor and debtor-in-possession in a case pending under Chapter 11 of the Bankruptcy Code (the cases of the Borrower and the other Credit Parties, each a "Case", and collectively, the "Cases"); KIMCO FUNDING, LLC, a Delaware Limited Liability Company (in its individual capacity, "Kimco Funding"), for itself, as Lender, and as Agent for Lenders, and the other Lenders which are parties hereto from time to time.

                                    RECITALS
                                    --------

                  WHEREAS, on August 20, 2001, the Borrower and the other Credit Parties filed voluntary petitions with the Bankruptcy Court initiating the Cases and have continued in the possession of their assets and in the management of their business pursuant to Sections 1107 and 1108 of the Bankruptcy Code; and

                  WHEREAS, Borrower has requested that Lenders extend a multiple-draw term loan facility to Borrower of up to Fifty-Five Million Dollars ($55,000,000) in the aggregate to provide funds for the purposes referred to herein and, for these purposes, Lenders are willing to make loans to Borrower of up to such amount upon the terms and conditions set forth herein; and

                  WHEREAS, Ames Department Stores, Inc., a Delaware corporation ("Parent"), is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents; and

                  WHEREAS, each of Ames Merchandising Corporation, a Delaware corporation, Ames Transportation Systems, Inc., a Delaware corporation, and Amesplace.com, Inc., a Delaware corporation, is willing to guarantee all of the obligations of Borrower to Agent and Lenders under the Loan Documents; and

                  WHEREAS, to provide security for the repayment of the Loans and the payment and performance of the other Obligations of the Borrower and the other Credit Parties hereunder and under the other Loan Documents, the Borrower and the other Credit Parties will provide to the Agent and the Lenders the following (each as more fully described herein):

                           (a)      an allowed administrative expense claim in
each of the Cases pursuant to Section 364(c)(1) of the Bankruptcy Code having priority over all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code but junior to the Superpriority Claim granted under the GE Capital DIP Credit Agreement;

                           (b)      a perfected first priority Lien, pursuant to
Section 364(c)(2) of the Bankruptcy Code, upon all unencumbered Kimco Priority Collateral; and

                           (c)      a perfected Lien, pursuant to Section 364(c)
(3) of the Bankruptcy Code, upon all Kimco Priority Collateral and all other property of the Borrower and the other Credit Parties that is subject to valid and perfected Liens in existence on the Filing Date or that is subject to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code or that is subject to Permitted Encumbrances or Liens securing Indebtedness under the GE Capital DIP Credit Agreement, having the priorities described in Section 1.18; and

                  WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern. All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, "Appendices") hereto, or expressly identified in this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement. These Recitals shall be construed as part of the Agreement.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.       AMOUNT AND TERMS OF CREDIT

         1.1.     Term Loan Facility.
                  ------------------

                  (a) Subject to the terms and conditions hereof, each Lender agrees to make term loans (each, a "Loan" and collectively, the "Loans") to Borrower on each Borrowing Date occurring prior to the Commitment Termination Date in a principal amount equal to the amount requested to be advanced on such Borrowing Date times such Lender's Pro Rata Share thereof; provided, that (x) Borrower shall not be entitled to request that any Loan be advanced if the principal amount of such requested Loan, when added to the aggregate principal amount of all Loans previously advanced hereunder, would exceed the Maximum Loan Amount, (y) the aggregate principal amount of Loans advanced by any Lender shall not exceed such Lender's Commitment and (z) each requested advance must total at least $2,000,000 and be in integral multiples of $1,000,000 in excess thereof. Each request for the advance of a Loan must be set forth in a Borrowing Notice substantially in the form of Exhibit 1.1(a) and must be received by Agent no later than 11:00 a.m. (New York City time) three (3) Business Days prior to the requested Borrowing Date. The obligations of each Lender hereunder shall be several and not joint.

                  (b) The Loans shall be evidenced by promissory notes substantially in the form of Exhibit 1.1(b) (collectively, the "Notes"), and Borrower shall execute and deliver each Note to the applicable Lender. Each Note shall represent the obligation of Borrower to pay the amount of the Loans made by the applicable Lender, together with interest thereon as prescribed in
Section 1.5.

                  (c) The Borrower hereby unconditionally promises to pay to the Agent for the account of each Lender the then unpaid principal amount of each Loan on the Termination Date.

Upon the Termination Date, the Commitments shall be terminated in full and the Borrower shall pay the Loans in full (plus any accrued but unpaid interest and fees thereon).

                  (d) No payment with respect to the Loans may be reborrowed.

                  (e) Each payment of principal with respect to the Loans shall be paid to Agent for the ratable benefit of each Lender, ratably in proportion to the aggregate principal amount of Loans advanced (or, if applicable, held) by such Lender as at the relevant date.

         1.2.     [Reserved.]
                   ---------

         1.3.     Prepayments.
                  -----------

                  (a) Voluntary Reductions in Commitments. Borrower, with the prior written consent of GE Capital, may at any time on at least 10 days' prior written notice to Agent permanently reduce or terminate the Commitments; provided that (i) any partial reductions shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of such amount and
(ii) such reductions shall be made pro rata among the Lenders in accordance with their respective Commitments.

                  (b)      Mandatory Prepayments.
                           ---------------------

                           (i)      Subject as provided in Section 5.4,
immediately upon receipt by any Credit Party of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8(a)), any insurance or condemnation proceeds or any sale of Stock of any Credit Party or any Subsidiary of any Credit Party, Borrower shall (and, in addition, each Credit Party shall) prepay the Loans in an amount equal to all such proceeds, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower or such Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes legally required to be paid by such Credit Party, (C) amounts payable to the lenders under the GE Capital DIP Credit Agreement except that, with respect to the sale, condemnation, casualty or other disposition of any Kimco Priority Collateral, there shall be no netting out of amounts payable to the lenders under the GE Capital DIP Credit Agreement, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith. Any such prepayment shall be applied in accordance with
Section 1.3(c).

                           (ii)     [Reserved.]

                  (c) Application of Mandatory Prepayments. Any mandatory prepayments made by Borrower pursuant to Section 1.3(b)(i) shall be applied as follows: first, to Fees, and reimbursable expenses of Agent then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable on the Loans; third, to the outstanding principal balance of the Loans on the basis of each Lender's Pro Rata Share until the same has been paid in full; fourth, to all other Obligations, including expenses, of the Lenders to the extent reimbursable hereunder. In no event shall any offer be made at any time by any Credit Party to repurchase any of the Ames Senior Unsecured Notes; rather, proceeds of asset dispositions shall instead first be used to prepay the Loans and correspondingly permanently reduce the Commitments or to prepay loans under the GE Capital DIP Credit Agreement and reduce commitments thereunder in accordance with Section 1.3(b) hereof and Section 1.3(c) thereof.

                  (d) No Implied Consent. Nothing in this Section 1.3 shall be construed to constitute Agent's or any Lender's consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

         1.4. Use of Proceeds. Borrower shall utilize the proceeds of the Loans for the financing of (a) Capital Expenditures relating to its Real Property Assets, (b) its operating expenses or (c) loans made directly to Ames Merchandising.

         1.5.     Interest.
                  --------

                  (a) Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the Index Rate plus 6.00% per annum.

                  (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

                  (c) All computations of Fees calculated on a per annum basis and interest shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable. The Index Rate is a floating rate determined for each day. Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrower, absent manifest error.

                  (d) So long as an Event of Default has occurred and is continuing, the interest rate applicable to the Loans shall be increased by two percentage points (2%) per annum above the rate of interest otherwise applicable hereunder ("Default Rate"), and all outstanding Obligations shall bear interest at the Default Rate. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

                  (e)      [Reserved.]

                  (f) Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the "Maximum Lawful Rate"), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agree-ment. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

         1.6.     [Reserved.]
                   --------

         1.7.     [Reserved.]
                   --------

         1.8. Cash Management System. In the event that the Credit Parties are no longer required to maintain a cash management system pursuant to and in accordance with the terms of the GE Capital DIP Credit Agreement, the Credit Parties will establish and maintain a cash management system in form and substance satisfactory to Agent.

         1.9.     Fees.
                  ----

                  (a) The Borrower shall pay to the Agent, for the respective accounts of the Agent and the Lenders, the fees set forth in that certain fee letter dated August __, 2001 among the Agent and the Borrower at the times set forth therein.

                  (b) On or prior to July 31, 2002 and each anniversary thereof occurring on or prior to the Maturity Date, Borrower shall pay to Agent (for the ratable benefit of the Lenders) additional Fees in an amount equal to the product of the aggregate principal amount of Loans outstanding on such date times one-third of one percent (0.33%).

         1.10. Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the account of Agent specified on Annex H (or to such other account as Agent may specify in writing from time to time). Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

         1.11. Application and Allocation of Payments. So long as no Default or Event of Default has occurred and is continuing, (i) voluntary prepayments shall be applied as determined by Borrower, subject to the provisions of Section 1.3(a); and (ii) mandatory prepayments shall be applied as set forth in Section 1.3(c). All payments and prepayments applied to the Loans shall be applied ratably to the portion thereof held by each applicable Lender as determined by its Pro

Rata Share. As to any other payment, and as to all payments made when a Default or Event or Default has occurred and is continuing or following the Maturity Date, Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records. Except as otherwise expressly set forth herein, payments shall be applied by Agent to amounts then due and payable in the following order: (1) to Fees and Agent's expenses reimbursable hereunder; (2) to interest on the Loans; (3) to the outstanding principal balance of the Loans; and (4) to all other Obligations, including expenses, of the Lenders to the extent reimbursable hereunder.

         1.12. Loan Account and Accounting. Agent shall maintain a loan account (the "Loan Account") on its books to record: all advances of the Loans, all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations. All entries in the Loan Account shall be made in accordance with Agent's customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent's most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect Borrower's duty to pay the Obligations. Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

         1.13.    Indemnity.
                  ---------

                  (a) Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person's respective officers, directors, employees, attorneys, agents and representatives (each, an "Indemnified Person"), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, "Indemnified Liabilities"); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person's gross negligence or willful misconduct. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNI-

TIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

                  (b)      [Reserved.]

         1.14.    Access.
                  ------

                 (a) Each Credit Party shall, during normal business hours, from time to time upon 1 Business Day's prior notice as frequently as Agent determines to be appropriate: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral, (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party's books and records, and (c) permit Agent, and its officers, employees and agents, to inspect, review and evaluate Real Property Assets, and other Collateral of any Credit Party. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by the Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Furthermore, so long as any Event of Default has occurred and is continuing, Borrower shall provide Agent and each Lender with access to its suppliers and customers. Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request. Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. So long as no Default or Event of Default has occurred and is continuing, the Credit Parties shall permit Agent to conduct a quarterly collateral field audit at the Credit Parties' expense (not to exceed $5,000 per quarter for any period prior to the occurrence and continuance of a Default or Event of Default) and as many additional collateral field audits as Agent shall request at Lenders' expense. If a Default or Event of Default has occurred and is continuing, the Credit Parties shall permit Agent to conduct collateral field audits as frequently as Agent shall request at the Credit Parties' expense. Agent will give Lenders at least 5 Business Days' prior written notice of regularly scheduled audits. Representatives of other Lenders may accompany Agent's representatives on regularly scheduled audits at no charge to Borrower.

                  (b) The Credit Parties shall promptly deliver to Agent copies of any appraisals of any Real Property Assets or Inventory which are made available to any other lender, creditor or shareholder of any of the Credit Parties.

         1.15.    Taxes.
                  -----

                  (a) Any and all payments by Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes. If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within 30 days after the date of any payment of Taxes, Borrower shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof. Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section.

                  (b) Each Credit Party that is a signatory hereto shall indemnify and, within 10 days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

                  (c) Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender's entitlement to such exemption (a "Certificate of Exemption"). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption in advance of becoming a Lender.

         1.16.    Capital Adequacy; Increased Costs.
                  ---------------------------------

                  (a) If any Lender shall have determined that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender's capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

                  (b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or
(ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 1.16(b).

                  (c) Within 15 days after receipt by Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional amounts or increased costs as provided in Sections 1.16(a) or 1.16(b), Borrower may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender. So long as no Default or Event of Default has occurred and is continuing, Borrower, with the consent of Agent, may obtain, at Borrower's expense, a replacement Lender ("Replacement Lender") for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent. If Borrower obtains a Replacement Lender within 90 days following notice of its intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrower shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment. Notwithstanding the foregoing, Borrower shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrower's notice of intention to replace such Affected Lender. Furthermore, if Borrower gives a notice of intention to replace and does not so replace such Affected Lender within 90 days thereafter, Borrower's rights under this Section 1.16(d) shall terminate and Borrower shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

         1.17. Single Loan. All Loans to Borrower and all of the other Obligations of Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured by all of the Collateral.

         1.18.    Priority and Liens.
                  ------------------

                  (a) The Borrower and each of the other Credit Parties hereby covenants, represents and warrants that, upon entry of the Interim Order, the Obligations of the Borrower and the other Credit Parties hereunder and under the other Loan Documents: (i) pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute allowed administrative expense claims in the Cases having priority over all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, which shall rank junior to the Superpriority Claims in respect of the obligations under the GE Capital DIP Credit Agreement; (ii) pursuant to

Section 364(c)(2) of the Bankruptcy Code, shall at all times be secured by a perfected first priority Lien on all unencumbered Kimco Priority Collateral and the proceeds thereof; and (iii) pursuant to Section 364(c)(3) of the Bankruptcy Code, shall at all times be secured by (x) a perfected Lien upon all Kimco Priority Collateral (and the proceeds thereof) that is subject to valid and perfected Liens in existence on the Filing Date or to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code or to Permitted Encumbrances, junior only to such valid and perfected Liens but senior to any Liens securing the Indebtedness under the GE Capital DIP Agreement and (y) a perfected Lien upon all other property (and the proceeds thereof) of the Borrower and each of the other Credit Parties that is subject to valid and perfected Liens in existence on the Filing Date or to valid Liens in existence on the Filing Date that are perfected subsequent to the Filing Date as permitted by Section 546(b) of the Bankruptcy Code or to Permitted Encumbrances or to Liens securing Indebtedness under the GE Capital DIP Credit Agreement, junior to such Liens; subject only to
(x) in the event of the occurrence and during the continuance of an Event of Default or an event that would constitute an Event of Default with the giving of notice or lapse of time or both, the payment of allowed and unpaid professional fees and disbursements incurred by the Borrower, the other Credit Parties and any statutory committees appointed in the Cases in an aggregate amount not in excess of $5,000,000 in toto to be allocated pro rata among the Obligations hereunder and the obligations under the GE Capital DIP Credit Agreement and (y) the payment of unpaid fees pursuant to 28 U.S.C. ss. 1930 and to the Clerk of the Bankruptcy Court (collectively, the "Carve-Out"), subject in each case to the terms of the Orders. The Lenders agree that so long as no Event of Default or event which with the giving of notice or lapse of time or both would constitute an Event of Default shall have occurred, the Borrower and the other Credit Parties shall be permitted to pay compensation and reimbursement of expenses allowed and payable under 11 U.S.C. ss. 330 and 11 U.S.C. ss. 331, as the same may be due and payable, and the same shall not reduce the Carve-Out.

                  (b) Subject to the priorities set forth in subsection (a) above and to the Carve-Out, as to all Kimco Priority Collateral, the Borrower and each of the other Credit Parties hereby assigns and conveys as security, grants a security interest in, hypothecates, mortgages, pledges and sets over unto the Agent on behalf of the Lenders all of the right, title and interest of the Borrower and such Credit Party in all of such Kimco Priority Collateral, together in each case with all of the right, title and interest of the Borrower and such Credit Party in and to all buildings, improvements, and fixtures related thereto, any lease or sublease thereof, all general intangibles relating thereto and all proceeds thereof. The Borrower and each of the other Credit Parties acknowledges that, pursuant to the Orders, the Liens in favor of the Agent on behalf of the Lenders in all of such Kimco Priority Collateral shall be perfected without the recordation of any instruments of mortgage, deed of trust, assignment or similar documents. The Borrower and each of the other Credit Parties further agrees that, upon the request of the Agent, the Borrower and such Credit Party shall enter into separate Mortgages (as amended as required by the Agent) and/or provide evidence that a memorandum of lease or short form of lease, in each case in form and substance satisfactory to the Agent, with respect to such properties have been filed in the appropriate real property recording offices.

                  (c) Promptly upon request of the Agent, the Borrower shall use its commercially reasonable efforts to deliver to the Agent (i) a consent from the landlord of each such Se-lect Store Lease or other evidence satisfactory to Agent in its sole discretion that the recording and delivery of, and the exercise of the rights and remedies under, the Mortgage will not cause a breach of such Select Store Lease, it being agreed and understood that a Select Store Lease that is silent by its terms as to whether such Select Store Lease is assignable and mortgageable shall satisfy this condition unless local state law provides otherwise; and (ii) a letter addressed to each landlord under such Select Store Lease in form and substance acceptable to Agent, providing each such landlord notice of the Mortgage and containing such other matters relating to Agent's rights as a secured party as Agent may reasonably request.

         1.19. Right of Set-Off. Subject to the provisions of Section 8.2(b), upon the occurrence and during the continuance of any Event of Default, the Agent and each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law and without further order of or application to the Bankruptcy Court, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent and each such Lender to or for the credit or the account of the Borrower or any of the other Credit Parties against any and all of the obligations of such Borrower or Credit Party now or hereafter existing under the Loan Documents, irrespective of whether or not such Lender shall have made any demand under any Loan Document and although such obligations may not have been accelerated. Each Lender and the Agent agrees promptly to notify the Borrower and each of the other Credit Parties after any such set-off and application made by such Lender or by the Agent, as the case may be, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and the Agent under this Section are in addition to other rights and remedies which such Lender and the Agent may have upon the occurrence and during the continuance of any Event of Default.

         1.20. Payment of Obligations. Upon the maturity (whether by acceleration or otherwise) of any of the Obligations under this Agreement or any of the other Loan Documents of the Borrower and each of the other Credit Parties, the Lenders shall be entitled to immediate payment of such Obligations without further application to or order of the Bankruptcy Court.

         1.21. No Discharge; Survival of Claims. The Borrower and each of the other Credit Parties agrees that (i) its obligations hereunder shall not be discharged by the entry of an order confirming a Reorganization Plan (and the Borrower and each of the other Credit Parties, pursuant to Section 1141(d)(4) of the Bankruptcy Code, hereby waives any such discharge) and (ii) the Superpriority Claim granted to the Agent and the Lenders pursuant to the Orders and described in Section 1.18 and the Liens granted to the Agent pursuant to the Orders and described in Section 1.18 shall not be affected in any manner by the entry of an order confirming a Reorganization Plan.

2.       CONDITIONS PRECEDENT

         2.1. Conditions to the Initial Loans. No Lender shall be obligated to make any Loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and
Lenders:

                  (a) Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrower, each other Credit Party, Agent and Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed or referred to in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

                  (b) Approvals. Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents or (ii) an officer's certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

                  (c) Interim Order. At the time of the making of the initial Loans, the Agent and the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit [K-1] (the "Interim Order") approving the Loan Documents and granting the Superpriority Claim status and senior and other Liens described in Section 1.18 which Interim Order (i) shall have been entered, upon an application or motion of the Borrower reasonably satisfactory in form and substance to the Agent, on such prior notice to such parties as may in each case be reasonably satisfactory to the Agent,
(ii) shall authorize extensions of credit in amounts satisfactory to the Agent,
(iii) shall approve the payment by the Borrower of all of the Fees set forth in
Section 1.9, (iv) shall be in full force and effect, and (v) shall not have been stayed, reversed, modified or amended in any respect; and, if the Interim Order is the subject of a pending appeal in any respect, neither the making of such Loans nor the performance by the Borrower or any of the Credit Parties of any of their respective Obligations hereunder or under the Loan Documents or under any other instrument or agreement referred to herein shall be the subject of a presently effective stay pending appeal.

                  (d) Payment of Fees. Borrower shall have paid (i) the Fees required to be paid on the Closing Date in the amounts specified in Section 1.9, and shall have reimbursed Agent for all fees, costs and expenses of closing presented as of the Closing Date and (ii) all fees and expenses incurred by the Agent prior to the Filing Date in connection with the preparation, negotiation and execution of that certain Credit Agreement dated as of August 3, 2001 among the Borrower, the other Credit Parties and Kimco Funding, as agent and initial lender.

                  (e) Material Adverse Effect. Except to the extent expressly described to the contrary in the Disclosure Letter, between July 7, 2001 and the Closing Date, (a) no Credit Party shall have incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Financial Statements previously delivered to Agent and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect and (b) no contract, lease or other agreement or instrument shall have been entered into by any Credit Party or shall have become binding upon any Credit Party's assets and no law or regulation applicable to any Credit Party shall have been adopted that has had or could reasonably be expected to have a Material Adverse Effect.

                  (f) Disclosure Letter. Agent shall have received a duly executed Disclosure Letter, in form and substance satisfactory to Agent in its sole discretion.

                  (g) First Day Orders. All of the "first day orders" entered by the Bankruptcy Court at the time of the commencement of the Cases shall be reasonably satisfactory in form and substance to the Agent.

         2.2. Maximum Loan Amount. No Lender shall be obligated to make any Loan on any Borrowing Date if the principal amount of such Loan, plus the aggregate principal amount of all other Loans requested to be advanced on such Borrowing Date, plus the aggregate original principal amount of all other Loans previously advanced hereunder, would exceed the Maximum Loan Amount.

         2.3. Further Conditions to Each Loan. Except as otherwise expressly provided herein, no Lender shall be obligated to make any Loan on a Borrowing Date unless, as of such Borrowing Date, each of the following conditions has been satisfied unless waived in writing by the Agent and the Requisite Lenders:

                  (a) each representation and warranty by any Credit Party contained herein or in any other Loan Document is true and correct as of such date, except to the extent that such representation or warranty expressly relates to an earlier date;

                  (b) Orders. The Interim Order shall be in full force and effect and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Requisite Lenders, provided, that at the time of the making of any Loan the aggregate amount of either of which, when added to the sum of the principal amount of all Loans then outstanding would exceed the amount authorized by the Interim Order (collectively, the "Additional Credit"), the Agent and each of the Lenders shall have received a certified copy of an order of the Bankruptcy Court in substantially the form of Exhibit [K-2] (the "Final Order"), which, in any event, shall have been entered by the Bankruptcy Court no later than 30 days after the entry of the Interim Order and at the time of the extension of any Additional Credit the Final Order shall be in full force and effect, and shall not have been stayed, reversed, modified or amended in any respect without the prior written consent of the Agent and the Requisite Lenders; and if either the Interim Order or the Final Order is the subject of a pending appeal in any respect, neither the making of the Loans nor the performance by the Borrower or any of the other Credit Parties of any of their respective obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal.

                  (c) no Default or Event of Default has occurred and is continuing or would result after making any Loan.

                  (d) The Borrower shall have paid the then unpaid balance of all accrued and unpaid Fees then payable under and pursuant to Section 1.9 hereof.

The request and acceptance by Borrower of the proceeds of any Loan shall be deemed to constitute, as of the date thereof, a representation and warranty by Borrower that the conditions in this Section 2.3 have been satisfied.

3.       REPRESENTATIONS AND WARRANTIES

                  To induce Lenders to make the Loans, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

         3.1.     Corporate Existence; Compliance with Law. Each Credit Party
(a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not result in exposure to losses, damages or liabilities in excess of $50,000; (c) subject to the entry of the Interim Order (or the Final Order, when applicable) by the Bankruptcy Court has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) subject to the specific representations set forth herein regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is in compliance with its charter and bylaws or partnership or operating agreement, as applicable; and (f) subject to specific representations set forth herein regarding ERISA and Environmental Laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         3.2. Executive Offices, Collateral Locations, FEIN. As of the Closing Date, the current location of each Credit Party's chief executive office and the warehouses and premises (including all retail stores) at which any Collateral is located are set forth in Part I of Disclosure Schedule (3.2) and the current location of all retail stores owned or operated by each Credit Party is set forth on Part II of Disclosure Schedule (3.2), and, except as otherwise described on Disclosure Schedule (3.2), none of such locations has changed within 12 months preceding the Closing Date. In addition, Disclosure Schedule (3.2) lists the federal employer identification number and organizational identification number of each Credit Party.

         3.3. Corporate Power, Authorization, Enforceable Obligations. Upon the entry by the Bankruptcy Court of the Interim Order (or the Final Order, when applicable), the execution, delivery and performance by each Credit Party of the Loan Documents to which it is (or is to be) a party and the creation of all Liens provided for therein: (a) are within such Person's power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person's charter, bylaws or partner-ship or operating agreement as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage or deed of trust or any Select Store Lease, material agreement or other material instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date. Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms.

         3.4. Financial Statements. All Financial Statements concerning Parent and its Subsidiaries, including, without limitation, Borrower, that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

                  (a) Financial Statements. The following Financial Statements have been delivered on the date hereof:

                           (i)      The audited consolidated balance sheets at
January 31, 2001 and January 29, 2000 and the related statements of income and cash flows of Parent and its Subsidiaries, including, without limitation, Borrower, for the Fiscal Years then ended, certified by Arthur Andersen LLP.

                           (ii)     The unaudited consolidated balance sheets at
July 7, 2001 and the related consolidated statements of income and cash flows of Parent and its Subsidiaries, including, without limitation, Borrower, for the fiscal quarter then ended and the year to date then ended.

                           (iii)    [Reserved.]

                  (b)      [Reserved.]

         3.5.     [Reserved.]
                   --------

         3.6.     Ownership of Property; Liens; Leases; Permits
                  ---------------------------------------------

                  (a) Set forth in Disclosure Schedule 3.6(a) is a true and accurate list of the Real Property Assets, which list (among other things) specifies (i) the Real Property Assets which are owned in fee by any Credit Party, including, without limitation, the GE Mortgaged Real Property Assets,
(ii) the Store Leases, and (iii) the Major Space Leases. The Real Property

Assets are all of the real property interests necessary to conduct the business of the Credit Parties as historically conducted. Each Credit Party is lawfully seized and possessed of an indefeasible fee simple estate in and to the Real Property Assets identified in subsection 3.6(a)(i) above and has valid leasehold interests under each of the Store Leases identified in subsection 3.6(a)(ii) above. None of the Select Real Property Assets or any other item of Collateral (other than the Real Property Assets) is subject to any Liens other than Permitted Encumbrances and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens thereon (including Liens arising under Environmental Laws) other than Permitted Encumbrances. Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party's right, title and interest in and to all of the Select Real Property Assets (it being understood that notices of some of the Store Leases constituting a portion of the Select Real Property Assets have not been recorded in any real estate filing or recording office) and other properties and assets (which do not constitute Real Property Assets). Disclosure
Schedule 3.6(a) also describes any material purchase options, rights of first refusal or other similar contractual rights pertaining to any Select Real Property Asset. Except as disclosed on Disclosure Schedule 3.6(a), no portion of any Select Real Property Assets has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied. The Orders and the Collateral Documents provide to Agent (for the benefit of itself and the Lenders) legal, valid and binding Liens over each of the items of personal property which are included within the Collateral, enforceable in accordance with their terms, subject to no Liens other than the Permitted Encumbrances. The Mortgages, when executed and delivered, will each constitute, and Agent has (under the Orders), a legal, valid, binding first priority (or in the case of the GE Mortgaged Real Property Assets, second priority) Lien on the applicable Kimco Priority Collateral or Other Real Property Asset, enforceable in accordance with their terms, subject to no Liens other than Permitted Encumbrances referred to in clauses (a) through (i) of the definition thereof (and, in the case of the GE Mortgaged Real Property Assets, also subject to Liens securing Indebtedness under the GE Capital DIP Credit Agreement).

                  (b) The Leases are in full force and effect and are enforceable in accordance with their respective terms and the Credit Parties have made available to Agent true, correct, complete and up-to-date copies of, and information regarding, the same. Except as otherwise disclosed to Agent, there are no known material defaults by landlord and no material defaults or material monetary defaults by tenant under any Select Store Lease and to each Credit Party's knowledge, no event has occurred or failed to occur which, with the giving of notice or the passage of time or both, would constitute such a default under any Select Store Lease. No lessor or lessee under any Select Store Lease has exercised any option or right to cancel or terminate such Lease, lease additional premises, or reduce or relocate the premises demised under such Select Store Lease.

                  (c) With respect to each of the Select Real Property Assets, there are no Permits that have not been validly issued and are not in full force and effect the failure of which to obtain or maintain would have, or could reasonably be expected to have, an Adverse Property Effect.

         3.7. Labor Matters. As of the Closing Date (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party's knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party's knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

         3.8. Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. All of the issued and outstanding Stock of each Credit Party other than Parent is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8). Parent is a public company with widely dispersed stock ownership. Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries. All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

         3.9. Government Regulation. No Credit Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940. No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrower, the application of the proceeds thereof, and repayment thereof will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

         3.10. Margin Regulations. No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). No Credit Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulations T, U or X of the Federal Reserve Board. No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

         3.11. Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Credit Party have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts being contested in accordance with Section 5.2(b). Proper and accurate amounts have been withheld by each Credit Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities. Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described in Disclosure Schedule (3.11), no Credit Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Credit Parties and their respective predecessors are liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to each Credit Party's knowledge, as a transferee. As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

         3.12.    ERISA.
                  -----

                  (a) Disclosure Schedule (3.12) lists all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. To the extent requested by Agent, copies of all such listed Plans, together with a copy of the latest form IRS/DOL 5500-series for each such Plan, have been delivered to Agent. Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23. Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either
Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan. Neither any Credit Party nor ERISA Affiliate has engaged in a "prohibited transaction," as defined in Section 406 of ERISA and Section 4975 of the

IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or
Section 4975 of the IRC.

                  (b)      Except as set forth in Disclosure Schedule (3.12):
(i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan;
(iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a "standard termination" as that term is used in Section 404(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or ERISA Affiliate (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate; (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or an equivalent rating by another nationally recognized rating agency.

         3.13. No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party or any of its property, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, "Litigation"), (a) that challenges any Credit Party's right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of, or the actual or intended priority of any security interest granted (or intended to be granted) under, any Loan Document or pursuant to the Orders, or any action taken under any Loan Document, (b) that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect or (c) that involve condemnation, eminent domain or similar proceedings. Except as set forth on Disclosure Schedule (3.13), as of the Closing Date, there is no Litigation pending or threatened against any Credit Party that (x) could reasonably be expected to result in monetary damages in excess of $1,000,000, (y) seeks injunctive relief against any Credit Party, or (z) alleges criminal misconduct of any Credit Party.

         3.14.    [Reserved.]
                   --------

         3.15. Intellectual Property. As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it, and each Patent, Trademark, Copyright and License is listed, together with application or registration numbers, as applicable, in Disclosure Schedule (3.15). Each Credit Party conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect. Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property that has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.

         3.16. Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, Parent's Form 10-K filed with the Securities and Exchange Commission (the "SEC") on May 3, 2001 for the fiscal year ended January 31, 2001, Parent's Form 10-Q filed with the SEC on June 19, 2001 with respect to the fiscal quarter ending May 5, 2001, any projections, Financial Statements or collateral reports or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement or in connection with the transactions contemplated hereby contains or will contain, when delivered, any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

         3.17.    Zoning; Land Use; Maintenance; Environmental Matters.
                  -----------------------------------------------------

                  (a) With respect to the Select Real Property Assets, a complete schedule of which is set forth on Disclosure Schedule 3.6(a), except as set forth in Disclosure Schedule 3.17(a), all roads and utilities (including, without limitation, roadways, driveways, walkways, sidewalks, water, oil, gas, telephone, sewer and electricity) which are necessary for the current use, occupancy, maintenance, repair, replacement, restoration, operation, management and ownership of each Select Real Property Asset (i) have been connected and completed, and (ii) are available for use except where the failure to so have shall not have an Adverse Property Effect. Each Select Real Property Asset has a legal right to access and egress from a public street via an easement or public road;

                  (b) Except as set forth in Disclosure Schedule 3.17(b), none of the Select Real Property Assets nor any portion thereof has been taken by or transferred in lieu of condemnation, eminent domain or similar proceedings;

                  (c) Except as set forth in Disclosure Schedule 3.17(c), the Credit Parties have not requested, applied for or given their consent to, and have no knowledge of, any pending zoning change or variance with respect to Select Real Property Assets;

                  (d) Except as set forth in Disclosure Schedule 3.17(d), each Select Real Property Asset which is owned in fee is assessed as a separate tax lot and no part of such Select Real Property Asset is a part of any other tax lot;

                  (e) Except as set forth in Disclosure Schedule 3.17(e), each Select Real Property Asset and the use, occupancy, maintenance, repair, replacement, restoration, operation, management and ownership thereof comply with Legal Requirements, except where the failure to so comply does not have an Adverse Property Effect.

                  (f) Each Select Real Property Asset that is owned in fee is an independent unit which does not rely on any drainage, sewer, access or other facilities located on any property not included in such Select Real Property Asset (i) to fulfill any Legal Requirement, (ii) for structural support, (iii) to furnish to such Select Real Property Asset any building systems or utilities or (iv) to fulfill the requirements of any agreement affecting such Select Real Property Asset;

                  (g) No building or other improvement not included in the Select Real Property Assets relies on any part of the Select Real Property Assets (i) to fulfill any Legal Requirement, (ii) for structural support or
(iii) for the furnishing to such building or improvement of any building systems or utilities, except where such reliance does not have an Adverse Property Effect.

                  (h)      To the knowledge of the Credit Parties, there are no
(1) underground storage tanks (active or abandoned) other than those listed on Disclosure Schedule 3.17(h), (2) polychlorinated biphenyl containing equipment, and (3) friable asbestos-containing material, located on, under, at, in and/or about any Premises, except to the extent that the presence of any of the foregoing, individually or in the aggregate, would not have a Material Adverse Effect and all waste is discharged from the Real Property Assets into a public sanitary system in accordance with the Legal Requirements;

                  (i) There have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted since 1999 by or on behalf of, and which are in the possession of, any Credit Party or any Subsidiary of any Credit Party with respect to any Premises which have not been delivered to the Agent;

                  (j) Except as set forth in Disclosure Schedule 3.17(j), as of the Closing Date: (i) the Select Real Property Assets are free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Property Assets and that would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000; (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Select Real Property Assets; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $100,000; (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $100,000, and all such Environmental Permits are valid, uncontested and in good standing;
(v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $100,000, and no Credit Party has permitted any current or former tenant or occupant of the Select Real Property Assets to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $100,000 or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party alleging violation by such Credit Party of an Environmental Law or identifying it as a "potentially responsible party," except where it could not reasonably be expected to result in Environmental Liabilities, either individually or in the aggregate, in excess of $100,000, or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a "potentially responsible party" under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all recent (i.e. since 1999) environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

         3.18. Insurance. Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party, as well as a summary of the terms of each such policy.

         3.19. Deposit and Disbursement Accounts. Disclosure Schedule (3.19) lists all Lenders and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, including any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

         3.20. Government Contracts. Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any Governmental Authority and no Credit Party's Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section
3727) or any similar state or local law.

         3.21. Trade Relations. As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened, termination or cancellation of, or any material adverse modification or change in, the business relationship of any Credit Party with any supplier or factor material to its ongoing operations, except to the extent expressly described to the contrary in the Disclosure Letter.

         3.22. Agreements and Other Documents. As of the Closing Date, to the extent requested by Agent, each Credit Party has provided to Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which it is subject and each of which is listed in Disclosure Schedule (3.22): supply agreements and purchase agreements not terminable by such Credit Party within 60 days following written notice issued by such Credit Party and involving transactions in excess of $1,000,000 per annum; leases of Equipment having a remaining term of one year or longer and requiring aggregate rental and other payments in excess of $1,000,000 per annum; licenses and permits, if any, held by the Credit Parties, the absence of which could be reasonably likely to have a Material Adverse Effect; instruments and documents evidencing any Indebtedness or Guaranteed Indebtedness of such Credit Party and any Lien granted by such Credit Party with respect thereto; and instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Credit Party.

         3.23.    [Reserved]
                   --------

         3.24. Other Indebtedness. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the GE Capital DIP Credit Agreement and the Senior Unsecured Note Indentures (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith) and a true and correct copy of the form of the Senior Unsecured Notes. The Loans and other transactions and actions contemplated by this Agreement do not conflict with and are permitted under the terms and conditions of each of the GE Capital DIP Credit Agreement, the Senior Unsecured Notes and the Senior Unsecured Note Indentures. As of the Closing Date and each date on which this representation shall be deemed to be repeated, there is no (and shall not exist any) default or event of default under or in connection with the GE Capital DIP Credit Agreement, the Senior Unsecured Notes or the Senior Unsecured Note Indentures.

4.       FINANCIAL STATEMENTS AND INFORMATION

         4.1.     Reports and Notices.
                  -------------------

                  (a) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, and other information at the times, to the Persons and in the manner set forth in Annex E.

                  (b) Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent copies of the various collateral reports which it delivers from time to time in connection with the GE Capital DIP Credit Agreement.

         4.2. Communication with Accountants. Each Credit Party executing this Agreement authorizes Agent to communicate directly with its independent certified public accountants, including Arthur Andersen LLP, and authorizes and, at Agent's request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.       AFFIRMATIVE COVENANTS

                  Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

         5.1. Maintenance of Existence and Conduct of Business. Each Credit Party shall: do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1), provided, however, that this
Section 5.1 shall not prevent store closings or dispositions of assets that are expressly permitted by Section 6.8.

         5.2.     Payment of Charges.
                  ------------------

                  (a) Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges arising after the Filing Date and payable by it, including (i) Charges arising after the Filing Date and imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges arising after the Filing Date and with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise arising after the Filing Date and (iii) all storage or rental charges payable to warehousemen and bailees arising after the Filing Date and, in each case, before any thereof shall become past due.

                  (b) Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a) (but only if prior or simultaneous written notice is provided to Agent in the case of any proceedings relating to or otherwise affecting any Select Real Property Assets (and prompt written notice is provided in the case of any other proceedings)); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges, Taxes or claims (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing payment of the Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of the applicable amount, (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims arising after the Filing Date and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met, and (v) Agent has not advised Borrower in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

         5.3. Books and Records. Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements delivered on or prior to the Closing Date.

         5.4.     Insurance; Damage to or Destruction of Collateral.
                  -------------------------------------------------

                  (a) The Credit Parties shall maintain the policies of insurance described on Disclosure Schedule 3.18 as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent. Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy. If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable. Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor. By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party's failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including reasonable attorneys' fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

                  (b) Agent reserves the right at any time upon any change in the risk profile of either Borrower or the other Credit Parties, taken as a whole (including any change in the product mix maintained by either Borrower or the other Credit Parties, taken as a whole, or any laws affecting the potential liability of either Borrower or the other Credit Parties, taken as a whole) to require additional forms and limits of insurance to, in Agent's reasonable opinion, adequately protect both Agent's and Lender's interests and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry. If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

                  (c) Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all "All Risk" and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee (subject to the rights of the lenders under the GE Capital DIP Credit Agreement as specified in the Intercreditor Agreement), and
(ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured. Each Credit Party shall promptly notify Agent of any loss, damage, or destruction to any of its properties or assets in the aggregate amount of $500,000 or more during any consecutive three
(3) month period, whether or not covered by insurance. With respect to each Select Real Property Asset (and subject to the rights of the lenders under the GE Capital DIP Credit Agreement (as specified in the Intercreditor Agreement)), each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as the anticipated insurance proceeds exceed $500,000, as such Credit Party's true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such "All Risk" policies of insurance, endorsing the name of each Credit Party on any check or other item of payment for the proceeds of such "All Risk" policies of insurance and for making all determinations and decisions with respect to such "All Risk" policies of insurance. Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.

                  (d) Subject to the rights of the lenders under the GE Capital DIP Credit Agreement (as specified in the Intercreditor Agreement), if the casualty giving rise to such insurance proceeds could not reasonably be expected to have an Material Adverse Effect and such insurance proceeds do not exceed $500,000 in the aggregate, then Agent shall make available to the Credit Party owning the applicable Select Real Property Asset all such insurance proceeds it receives with respect to such Select Real Property Asset suffering the casualty, net of expenses, if any, incurred by Agent in collecting or handling such proceeds, for restoration of the Select Real Property Asset; provided, however:

                           (i)      That no Default or Event of Default shall
then be continuing;

                           (ii)     The damage or destruction occurred prior to
September 1, 2003;

                           (iii)    In the case of a Select Real Property Asset
which is owned in fee, or in the case of a Select Real Property Asset which is leased, the Credit Party is obligated to restore the same pursuant to the GE Capital DIP Credit Agreement or the applicable Select Store Lease, as the case may be;

                           (iv)     The insurance proceeds, if any, made
available by GE Capital when combined with that made available by Agent, is sufficient in Agent's sole judgment to restore the Select Real Property Asset to the value and utility of the Select Real Property Asset at least equal to what was originally erected;

                           (v)      Agent is furnished with a reasonable
estimate certified by Agent's architect or any other architect acceptable to Agent in its sole and absolute discretion as to the cost of restoration;

                           (vi)     The applicable Credit Party furnishes Agent
with evidence reasonably satisfactory to Agent that all improvements so restored and/or reconstructed and their use shall fully comply with all (i) applicable easements, covenants, conditions, restrictions or other private agreements affecting the Select Real Property Asset, (ii) zoning and building laws, ordinances and regulations and (iii) all other applicable Legal Requirements;

                           (vii)    If the estimated cost of reconstruction
exceeds the proceeds available, at Agent's option, the applicable Credit Party shall (i) furnish a bond of completion or provide such other evidence satisfactory to Agent of Credit Party's ability to meet such excess costs or
(ii) deposit with Agent additional funds equal to such excess;

                           (viii)   In the case of a Select Real Property Asset
which is leased, the Select Store Lease remains in full force and effect and the casualty does not trigger a right by either landlord or tenant under the Select Store Lease to terminate the Select Store Lease unless such right to terminate the Select Store Lease has been waived in writing by the landlord or tenant under the applicable Select Store Lease.

                           (ix)     Disbursement of the proceeds from time to
time during the course of reconstruction shall be upon such reasonable terms and conditions as Agent shall specify.

                  (e) The balance of the insurance proceeds so deposited with Agent after full disbursement in accordance with the preceding clause (d), at the sole option of Agent, shall be either (i) returned to the applicable Credit Party, it being understood that such obligation or reimbursement shall not exceed the amount of insurance proceeds for such restoration and/or repair, or (ii) applied to the payment of the Loans (and any other Obligations) whether or not then due and payable.

                  (f) In the case where the requirements of clause (d) above are not satisfied or applicable, all casualty insurance proceeds with respect to any Select Real Property Asset shall, subject to the terms of the Intercreditor Agreement, be applied to the reduction of the Obligations in accordance with Section 1.3.

                  (g) Upon request, deliver evidence acceptable to Agent that insurance required to be obtained and maintained hereunder has been obtained.

         5.5. Compliance with Legal Requirements; Hazardous Materials. Each Credit Party shall comply with all Legal Requirements pertaining to it, to each Real Property Asset and to its use, occupancy, maintenance, repair, replacement, restoration, operation, management and ownership thereof, except to the extent noncompliance shall not have an Adverse Property Effect. Each Credit Party shall indemnify, defend and hold harmless the Agent (and the affiliates, employees, agents, contractors, officers and directors of the Agent) from and against any and all loss, cost, liability, expense, claim, suit, demand and judgment (including, without limitation, attorneys' fees and disbursements) (1) in any way related to any violation of and/or failure to comply with any Legal Requirement (including, without limitation, CERCLA, RCRA and any other Environmental Law), (2) imposed upon each Credit Party and/or the Agent by any Legal Requirement (including, without limitation, CERCLA, RCRA and any other Environmental Law), (3) in any way related to the use, discharge, distribution, generation, manufacture, refinement, transportation, treatment, storage, handling, disposition, transfer, production, processing, presence, release and/or threatened release on, over, under, from, at, in and/or about the Real Property Assets of any Hazardous Material (whether caused by the action, inaction and/or omission of a Credit Party or of any other Person), (4) in any way related to any personal injury (including, without limitation, wrongful death) and/or property damage (real or personal) arising out of and/or in any way related to such Hazardous Material, (5) in any way related to any lawsuit instituted or threatened, settlement reached and/or government order relating to such Hazardous Material and/or (6) in any way related to any violation of any reasonable policies and/or requirements of the Agent which are based upon or in any way related to such Hazardous Material. In case any action and/or proceeding is brought against the Agent in connection with any Legal Requirement, each Credit Party shall, upon notice from the Agent, defend the same by counsel satisfactory to the Agent. Each Credit Party shall promptly pay the cost of such defense. The foregoing indemnity shall survive the repayment in full of the Obligations. Each Credit Party shall keep or cause the Real Property Assets to be kept free of Hazardous Materials. Notwithstanding the foregoing, a Credit Party may store and maintain Hazardous Materials at a Real Property Asset provided the same constitute cleaning materials customarily used in such Credit Party's business or are part of the Inventory and are customarily offered for sale and are being offered for sale to its retail customers in the regular course of such Credit Party's business and, in either case, the same are kept, stored and (if applicable) sold in compliance with Legal Requirements. Without limiting the generality of the foregoing, no Credit Party shall cause or permit (whether by the action, inaction or omission of the Credit Party or of any other Person) the use, discharge, distribution, generation, manufacture, refinement, transportation, treatment, storage, handling, disposition, transfer, production, processing, presence, release or threatened release of any Hazardous Material on, over, under, from, at, in and/or about the Real Property Assets (or any portion thereof). In the event that any Mortgage or Lien is foreclosed or any Credit Party tenders a deed in lieu of foreclosure, the Credit Party shall deliver the Real Property Assets (or any portion thereof) free of any and all Hazardous Materials.

         5.6. Supplemental Disclosure. From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

         5.7. Intellectual Property. Each Credit Party will conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person in any material respect and shall do (or cause to be done) all such actions as may be required to preserve and protect its rights in and to all Intellectual Property which is material to the conduct of its business (as currently conducted and/or proposed to be conducted by it).

         5.8.     [Reserved]
                   --------

         5.9.     Further Assurances.
                  ------------------

                  (a) Each Credit Party shall execute, acknowledge and deliver, from time to time within 10 days after demand therefor, such further documents and instruments as the Agent may require to accomplish the purposes of any Loan Document (or any portion thereof). If any Credit Party shall fail to execute, acknowledge or deliver any such document or instrument, the Agent shall be and is hereby irrevocably appointed the agent and attorney-in-fact of each Credit Party (which power is coupled with an interest) to execute, acknowledge and deliver the same.

                  (b) Each Credit Party, immediately upon the execution, acknowledgement and delivery of any Mortgage, and thereafter from time to time within 10 days after demand therefor, shall cause each such Mortgage and each such document or instrument to be filed, registered and/or recorded, and refiled, reregistered and/or rerecorded in such manner and in such places as may be required by any present or future Legal Requirement in order to (i) publish notice of and/or (ii) perfect the lien and estate of the Mortgage in and to the applicable Mortgaged Real Property Asset.

         5.10.    Leases
                  ------

                  (a) Store Leases. With respect to each Select Store Lease (except with respect to stores being closed and leases being rejected), the Credit Parties shall:

                           (i)      promptly perform and/or observe all of the
covenants and agreements required to be performed and/or observed by the lessee under each Select Store Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;

                           (ii)     promptly notify the Agent of any alleged
default by any Person under each Select Store Lease;

                           (iii)    promptly deliver to the Agent a copy of each
notice of default and other material notice to be provided or received in respect of any Select Store Lease; and

                           (iv)     use its best efforts to enforce the
performance and observance of all of the covenants and agreements required to be performed and/or observed by the lessor under each Select Store Lease.

                  (b) Space Leases. With respect to Major Space Leases (except with respect to stores being closed and leases being rejected) encumbering a Real Property Asset subject to a Mortgage, the Credit Parties shall:

                           (i)      promptly perform and/or observe all of the
covenants and agreements required to be performed and/or observed by the lessor under each Major Space Lease and do all things necessary to preserve and to keep unimpaired its rights thereunder;

                           (ii)     promptly notify the Agent of any alleged
default by any Person under each Major Space Lease;

                           (iii)    promptly deliver to the Agent a copy of each
notice of default and other material notice to be provided or received in respect of any Major Space Lease; and

                           (iv)     use its best efforts to enforce the
performance and observance of all of the covenants and agreements required to be performed and/or observed by the lessee under each Major Space Lease. All Space Leases entered into by any Credit Party after the date hereof shall be on commercially reasonable terms and on the form of such Credit Party (which form shall be pre-approved by Agent).

                  (c) Right to Take Action. If any Credit Party shall fail to perform or observe (after the applicable notice and grace period) any of the covenants and/or agreements required to be performed and/or observed by it under any Select Store Lease or any Major Space Lease subject to a Mortgage (except with respect to stores being closed and leases being rejected), including, without limitation, payment of all rent and other charges due thereunder, the Agent may, after 10 days' prior notice (except in emergencies and/or in situations where a failure sooner to perform or observe the same may result in a forfeiture under the Lease (in either of the foregoing cases, Agent shall give only such prior notice as is reasonable under the existing circumstances)), take such action as is appropriate to cause such covenants and/or agreements promptly to be performed and/or observed on behalf of the Credit Parties but no such action by the Agent shall release any Credit Party from any of its obligations under the Loan Documents. Upon receipt by Agent from the counterparty under any Lease of any notice of default by the Credit Parties thereunder, Agent may rely thereon and take any action as aforesaid to cure such default even though the existence of such default or the nature thereof may be questioned or denied by the Credit Parties or by any party on behalf of the Credit Parties.

                  (d) Renewal Options. The Credit Parties shall, at least 2 months prior to the last day upon which the Credit Parties may validly exercise any option to renew or extend the term of any Select Store Lease (i) duly exercise such option (except with respect to stores being closed and leases being rejected) and (ii) give immediate notice thereof to Agent, provided, however, that the Credit Parties may elect not to renew a Select Store Lease if, after giving effect to such non-renewal, the Credit Parties shall be in compliance with Section 6.9 hereof. If the Credit Parties shall fail to so exercise any such option, the Agent shall have, and is hereby granted, the irrevocable right to exercise such option, either in its own name and behalf, or in the name and behalf of the Credit Parties, all as the Agent shall determine.

                  (e) Written Statement. The Credit Parties shall, within 20 days after demand by the Agent, deliver to the Agent a written statement certifying as to any matter in connection with any Select Store Lease which is reasonably requested by the Agent.

                  (f) Arbitration or Appraisal Proceedings. The Credit Parties shall give Agent prompt notice of the commencement of any arbitration or appraisal proceeding in connection with or relating to any Real Property Asset. Agent shall have the right to intervene and participate in any such proceeding and the Credit Parties shall confer with Agent and its attorneys and experts and cooperate with them to the extent Agent deems reasonably necessary for the protection of Agent. If at the time any such proceeding shall be commenced, the Credit Parties shall be in default in the performance or observance of any covenant or agreement contained in any of the Select Store Leases or in any of the Loan Documents, beyond any applicable grace period, Agent shall have, and is hereby granted, the sole and exclusive right to designate and appoint on behalf of the Credit Parties the arbitrator(s) and/or appraiser(s) in such proceeding.

                  (g)      Additional Select Store Lease Covenants.
                           ---------------------------------------

                           (i)      In the event any Select Store Lease shall be
terminated by reason of a default thereunder by the applicable Credit Party and Agent shall require from the fee owner a new ground lease, the applicable Credit Party hereby waives any right, title and interest in and to such new ground lease or the leasehold estate created thereby, waiving all rights of redemption now or hereafter operable under any law.

                           (ii)     The applicable Credit Party shall not elect
to treat any Select Store Lease as terminated, canceled or surrendered pursuant to the applicable provisions of the Bankruptcy Code (including, but not limited to, section 365(h)(1) thereof) without the Agent's prior written consent in the event of the bankruptcy of the owner of the fee. In addition, the applicable Credit Party shall, in the event of the owner of the fee's bankruptcy, reaffirm and ratify the legal-ity, validity, binding effect and enforceability of the Mortgaged Store Lease and shall remain in possession of the land and the leasehold estate, notwithstanding any rejection thereof by the owner of the fee or any trustee, custodian or receiver.

                           (iii)    The applicable Credit Party shall give Agent
not less than five (5) Business Days prior written notice of the date on which the applicable Credit Party shall file any motion to any court or other governmental authority for authority and permission to reject (or otherwise attempt to reject) any Select Store Lease in the event that there shall exist under any other similar federal or state law now or hereafter in effect the right to do so and if the applicable Credit Party determines to reject the Select Store Lease, Agent shall have the right, but not the obligation, to serve upon the applicable Credit Party within such five (5) Business Days period a notice stating that (x) Agent demands that the applicable Credit Party assume and assign the Select Store Lease to Agent subject to and in accordance with the Bankruptcy Code and (y) Agent covenants to cure or provide reasonably adequate assurance thereof with respect to all defaults reasonably susceptible of being cured by Agent and of future performance under the Select Store Lease. If Agent serves upon the applicable Credit Party the notice described above, the applicable Credit Party shall not seek to reject the Select Store Lease and shall comply with the demand provided for in clause (x) above within fifteen
(15) days after the notice shall have been given by Agent.

                           (iv)     During the continuance of an Event of
Default, Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of the applicable Credit Party under the affected Select Store Lease without relying on any grace period provided therein, (ii) to do and take, without any obligation to do so, such action as Agent deems necessary or desirable to prevent or cure any default by the applicable Credit Party under the Select Store Lease, including, without limitation, any act, deed, matter or thing whatsoever that the applicable Credit Party may do in order to cure a default under the Select Store Lease and (iii) to enter in and upon the land or any part thereof to such extent and as often as Agent deems necessary or desirable in order to prevent or cure any default of the applicable Credit Party under the Select Store Lease. The applicable Credit Party shall, within five (5) days after written request is made therefor by Agent, execute and deliver to Agent or to any party designated by Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of Agent pursuant to this Section or as may otherwise be required by Agent.

         5.11. Condition of the Real Property Assets. The Credit Parties shall (a) not permit the Select Real Property Assets (or any portion thereof) to be removed, demolished or materially altered, (b) notwithstanding anything to the contrary contained herein, repair, replace and restore the Select Real Property Assets (and any Collateral located thereat) now or hereafter damaged or destroyed by any casualty or other event (whether or not insured against and insurable) or affected by any Taking so that, when repaired, replaced and restored, the same shall be (i) at least equal in quality, usefulness and value as the Select Real Property Asset and/or Collateral which existed immediately prior to such casualty, event or Taking, as the case may be and (ii) of the same type and character as the type and character of the Collateral existing on the date hereof and (c) perform any and all construction, equipping, alteration, repair, replacement and/or resto-ration in a good and workmanlike manner, free and clear of all Liens (except, in the case of improvements to any Real Property Assets, for the Permitted Encumbrances).

6.       NEGATIVE COVENANTS

                  Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

         6.1. Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person.

         6.2. Investments; Loans and Advances. Except as otherwise expressly permitted by this Section 6 (including, without limitation, Section 6.3), no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that: (a) Ames Merchandising may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to Ames Merchandising pursuant to negotiated agreements with respect to settlement of such Account Debtor's Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Ames Merchandising does not exceed $100,000; (b) Parent may maintain its existing investments in its Subsidiaries as of the Closing Date; and (c) the Credit Parties, in the aggregate, may make other investments not exceeding $500,000 in the aggregate at any time outstanding.

         6.3.     Indebtedness.
                  ------------

                  (a) No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(d), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv) existing Indebtedness described in Disclosure Schedule (6.3) and refinancings thereof or amendments or modifications thereof that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent, than the terms of the Indebtedness being refinanced, amended or modified, (v) Indebtedness under the Ames Senior Unsecured Note Indenture in an aggregate principal amount not to exceed $200,000,000, but not any increase in or refinancings, extensions, renewals, exchanges or replacements of such Indebtedness, (vi) Indebtedness under the Hills Senior Unsecured Note Indenture in an aggregate principal amount not to exceed $44,000,000, but not any increase in or refinancings, extensions, renewals, exchanges or replacements of such Indebtedness, (vii) Indebtedness under the GE Capital DIP Credit Agreement,
(viii) Indebtedness specifically permitted under Section 6.17, (ix) Indebtedness owing by Ames Merchandising to the Borrower pursuant to the Intercompany Notes referred to below, and (x) Indebtedness consisting of intercompany loans and advances made by any Credit Party to any other Credit Party; provided, that: (A) each such Credit Party shall have executed and delivered to each such other Credit Party, on or prior to the Closing Date, a demand note (collectively, the "Intercompany Notes") to evidence any such intercompany Indebtedness owing at any time by such Credit Party to any other such Credit Party, which Intercompany Notes shall be in form and substance reasonably satisfactory to Agent and shall be pledged and (upon release or termination of the Liens arising in connection with the GE Capital DIP Credit Agreement) delivered to Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) Borrower and each other Credit Party shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of each Credit Party under any such Intercompany Notes shall be subordinated to the Obligations of each Credit Party hereunder in a manner reasonably satisfactory to Agent; and (D) with respect to loans and advances to Parent: (1) such loans and advances shall be used by Parent solely (x) to make Restricted Payments permitted to be made by Parent under Section 6.14 (other than Restricted Payments permitted under clauses (b) and (c) of Section 6.14) or (y) to pay its general corporate expenses incurred in the ordinary course of business consistent with past practices so long as the outstanding amount of the loans and advances described in this clause (y) does not at any time exceed $5,000,000 in the aggregate; and (2) no Default or Event of Default shall have occurred and be continuing or would result after giving effect thereto.

                  (b) No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than
(i) the Obligations; (ii) repayment of the revolving loans under the GE Capital DIP Credit Agreement; (iii) repayment of loans advanced by the Borrower to Ames Merchandising; (iv) Indebtedness secured by a Permitted Encumbrance with a priority exceeding that intended to be created by the Loan Documents if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.8(b); (v) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); and (vi) as otherwise permitted in Section 6.14.

         6.4.     Employee Loans and Affiliate Transactions.
                  -----------------------------------------

                  (a)      Except as otherwise expressly permitted in this
Section 6 with respect to Affiliates, no Credit Party shall enter into or be a party to any transaction with any other Credit Party or any Affiliate thereof except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party's business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Credit Party. In addition, if any such transaction or series of related transactions (other than ordinary course transactions between or among the Credit Parties consistent with past practices) involves payments in excess of $250,000 in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders. All such transactions existing as of the date hereof and involving payments in excess of $250,000 are described in Disclosure Schedule (6.4(a)).

                  (b) Other than existing loans in an aggregate amount not to exceed $600,000, no Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees on an arm's-length basis in the ordinary course of business consistent with past practices up to a maximum of $250,000 to any employee and up to a maximum of $1,100,000 in the aggregate at any one time outstanding.

                  (c) No Credit Party shall directly or indirectly pay any compensation in any form (including, without limitation, salary, bonuses, commissions, fees and incentive compensation) to any of its employees or the employees of any other Credit Party, other than (i) in the ordinary course of business and consistent with the historical practices of such Credit Party, (ii) payments to employees pursuant to severance arrangements existing on the Closing Date or on substantially similar terms to such arrangements in the ordinary course of business, and (iii) payments in respect of stock appreciation rights which were outstanding on the Closing Date and additional stock appreciation rights in respect of up to 100,000 shares of the common Stock of Parent.

         6.5. Capital Structure and Business. No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations or could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, provided, that Parent may issue or sell its Stock for cash so long as (i) other than with respect to Common Stock issued to employees of Parent or any of its Subsidiaries pursuant to an employee stock purchase, stock option, restricted stock or similar plan, the proceeds of which are applied as required by the GE Capital DIP Credit Agreement, and (ii) no Change of Control occurs after giving effect thereto, or (c) amend its charter or bylaws in a manner that would adversely affect Agent or Lenders or such Credit Party's duty or ability to repay the Obligations. No Credit Party shall engage in any business other than the businesses currently engaged in by it.

         6.6. Guaranteed Indebtedness. No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

         6.7. Sale of Stock and Assets. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party's business, and
(c) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures and/or Real Estate in connection with retail store locations which have been or are being closed; provided, that the number of such store closings shall not exceed the sum of (i) the 47 store closings that were previously identified in writing to Agent in connection with the filing of the Cases and (ii) an additional 40 store closings to the extent agreed to by Agent in its discretion. With respect to any disposition of assets or other properties permitted pursuant to clauses (b) and (c) above, subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements (to the extent required) and other releases as reasonably requested by Borrower.

         6.8. Liens. No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts, Real Property Assets or any of its other properties or assets (whether now owned or hereafter acquired), except for (a) Permitted Encumbrances; (b) Liens securing Indebtedness under the GE Capital DIP Credit Agreement; (c) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property; and (d) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $25,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets). In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

         6.9. Disposition: Sale of Stock and Assets; Store Closings. No Credit Party shall sell, transfer, convey, assign or otherwise dispose of (whether directly or indirectly) any of its properties or other assets, including (without limitation) the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise), any Real Property Asset, any of its Accounts or any other item of Collateral, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment or Fixtures that are obsolete or no longer used or useful in such Credit Party's business and (c) sale, transfer, conveyance or other disposition by a Credit Party of any Real Property Asset relating to a store closing or lease rejection. With respect to any disposition of assets or other properties permitted pursuant to clause (b) of the first sentence of this Section 6.8, subject to the Credit Parties' compliance with Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrower, at Borrower's expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrower.

         6.10. ERISA. No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect.

         6.11. Chapter 11 Claims. No Credit Party shall incur, create, assume, suffer to exist or permit any other Superpriority Claim which is senior to the claims of the Agent and the Lenders against the Borrower and the Guarantors hereunder, except for the Carve-Out and the senior claims under the GE Capital DIP Credit Agreement.

         6.12. Hazardous Materials. No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Property Assets where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Property Assets or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

         6.13. Sale-Leasebacks. No Credit Party shall engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

         6.14. Cancellation of Indebtedness. No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

         6.15. Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Borrower and Guarantors to the extent permitted by Section 6.3; (b) dividends and distributions (including repayment of the Intercompany Notes) by Subsidiaries of Parent paid to Parent to enable Parent to pay its then due and payable consolidated, combined or unitary income tax liabilities; (c) dividends and distributions (including repayment of the Intercompany Notes) by Subsidiaries of Parent paid to Parent to enable Parent to pay its general corporate expenses incurred in the ordinary course of business consistent with past practices, provided, that no Default or Event of Default has occurred and is continuing or would result after giving effect to any Restricted Payment pursuant to this clause (c); (d) employee loans permitted under Section 6.4(b); and (e) payments of principal and interest of Intercompany Notes issued in accordance with
Section 6.3.

         6.16. Change of Corporate Name or Location; Change of Fiscal Year. No Credit Party shall (a) change its corporate name or trade name, or (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in each case without at least 30 days prior written notice to Agent, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Credit Party shall change its name, identity or corporate structure in any manner that might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of the Code except upon prior written notice to Agent and Lenders and after Agent's written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, has been completed or taken. No Credit Party shall change its Fiscal Year or state of incorporation.

         6.17. No Impairment of Intercompany Transfers. No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents and the GE Capital DIP Credit Agreement) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Credit Party or a Subsidiary of Parent to a Credit Party.

         6.18. No Speculative Transactions. No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

         6.19.    Leases; Real Estate Purchases.
                  -----------------------------

                  (a) No Credit Party shall enter into or assume any operating lease post-petition for Equipment or Real Property Assets other than operating leases, Equipment or Real Property Assets having aggregate operating lease payments payable for all Credit Parties not in excess of $155,000,000 per Fiscal Year.

                  (b) Changes to Leases. The Credit Parties shall not (i) take any action, or exercise any rights or option under any Select Store Lease or Major Space Lease to extend or renew the same (except as otherwise set forth in the Agreement with respect to renewals of, or with respect to the purchase of, the applicable Real Property Asset), (ii) surrender, terminate and/or cancel or permit the surrender, termination and/or cancellation of any Select Store Lease or Major Space Lease prior to its scheduled expiration, (iii) reduce or permit the reduction of the term of any Select Store Lease or Major Space Lease,
(iv) increase or permit the increase of the amount of any rent and/or other charges under any Select Store Lease or Major Space Lease, (v) supplement and/or amend or permit the supplement and/or amendment of any Select Store Lease or Major Space Lease to increase the property demised thereby, (vi) otherwise materially modify, change, supplement, alter and/or amend or permit the modification, change, supplement, alteration and/or amendment of any Select Store Lease or Major Space Lease (either orally or in writing), (vii) assign any Leases, or (viii) with respect to any Major Space Lease, accept or permit the prepayment of rent for a period in excess of one month. Any attempt on the part of the Credit Parties to exercise any of the foregoing rights without the consent of the Agent shall be null and void.

         6.20. Changes Relating to Indebtedness. No Credit Party shall change or amend the terms of the Senior Unsecured Notes or any Subordinated Debt (or any indenture or agreement in connection therewith) if the effect of such amendment is to: (a) increase the interest rate on the related Indebtedness; (b) change the dates upon which payments of principal or interest are due other than to extend such dates; (c) change any default or event of default other than to delete or make less restrictive any default provision therein, or add any covenant with respect thereto; (d) change the redemption or prepayment provisions thereof other than to extend the dates therefor or to reduce the premiums payable in connection therewith; (e) grant any security or collateral to secure payment of the Senior Unsecured Notes or any such Subordinated Debt; or (f) change or amend any other term if such change or amendment would increase the obligations of any Credit

Party thereunder or confer additional rights on the holder or holders of the Indebtedness relating thereto. No Credit Party shall change or amend the terms of the GE Capital DIP Credit Agreement (or any indenture or agreement in connection therewith) if such change or amendment is prohibited by the terms of the Intercreditor Agreement.

         6.21. Credit Card Agreements. No Credit Party shall direct any Credit Card Processor or Credit Card Issuer to transfer any amounts owing to any Credit Party under a Credit Card Agreement to any account other than the Collection Account (as defined in the GE Capital DIP Credit Agreement) or, only in the case of American Express, the Concentration Account (as defined in the GE Capital DIP Credit Agreement), in each case, without the consent of Agent.

         6.22.    [Reserved]
                   --------

         6.23. Limitations of Use. No Credit Party shall initiate, join in or consent to any change in any private restrictive covenant, zoning ordinance or other public or private restriction limiting and/or defining the uses which may be made of any portion of any Real Property Asset.

7.       TERM

         7.1. Termination. The Commitments of the Lenders hereunder shall (unless earlier utilized in full or terminated or suspended in accordance with the terms hereof) remain in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on the Maturity Date.

         7.2. Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents (including, without limitation, those pertaining to Environmental Liabilities) shall survive the Termination Date.

8.       EVENTS OF DEFAULT; RIGHTS AND REMEDIES

         8.1. Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

                  (a) Borrower (i) fails to make any payment of principal of, or interest on, or Fees owing in respect of, the Loans or any of the other Obligations when due and payable, or (ii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 5 Business Days following Agent's demand for such reimbursement or payment of expenses.

                  (b) Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.4, 5.2(a) (in so far as Section 5.2(a) relates to the Select Real Property Assets), 5.4 or 6.

                  (c) Borrower fails or neglects to perform, keep or observe any of the provisions set forth in Annex E and the same shall remain unremedied for 3 Business Days or more.

                  (d) Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.

                  (e) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by any Credit Party is untrue or incorrect in any material respect as of the date when made or deemed made.

                  (f) Any of the Cases shall be dismissed or converted to a case under Chapter 7 of the Bankruptcy Code or the Borrower or any other Credit Party shall file a motion or other pleading seeking the dismissal of any of the Cases under Section 1112 of the Bankruptcy Code or otherwise; a trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code, a responsible officer or an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code shall be appointed in any of the Cases and the order appointing such trustee, responsible officer or examiner shall not be reversed or vacated within 30 days after the entry thereof; or an application shall be filed by the Borrower or any other Credit Party for the approval of any other Superpriority Claim (and other than the Carve-Out and the senior Superpriority Claims under the GE Capital DIP Credit Agreement) in any of the Cases which is senior to the claims of the Agent and the Lenders against the Borrower or any other Credit Party hereunder other than the senior Superpriority Claims under the GE Capital DIP Credit Agreement, or there shall arise or be granted any such senior Superpriority Claim.

                  (g) The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest (other than GE Capital as permitted in the Intercreditor Agreement) to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of the Borrower or any of the other Credit Parties which have a value in excess of $1,500,000 in the aggregate.

                  (h) An order of the Bankruptcy Court shall be entered reversing, staying for a period in excess of 10 days, vacating or (without the written consent of the Agent) otherwise amending, supplementing or modifying any of the Order.

                  (i) Any final judgment or judgments as to a post-petition liability or debt for the payment of money in excess of $1,500,000 in the aggregate or any non-monetary judgment not covered by insurance shall be rendered against the Borrower or any of the other Credit Parties and the enforcement thereof shall not have been stayed or any non-monetary judgment with respect to a post-petition event shall be rendered against the Borrower or any of the other Credit Parties which does or would reasonably be expected to have a Material Adverse Effect and there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

                  (j)      Reserved.

                  (k) Except as permitted by the Orders, the Borrower or any other Credit Party shall make any Pre-Petition Payment other than any such Pre-Petition Payments authorized by the Bankruptcy Court (v) in respect of cure payments under assumed leases and executory contracts; (w) in accordance with other "first day" orders reasonably satisfactory to the Agent; (x) in respect of certain critical vendors, (y) in respect of accrued payroll and related expenses and employee benefits as of the Filing Date and (z) not in excess of $ 1,000,000 in respect of other obligations.

                  (l) Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected Lien with the priority intended to be granted therein in any of the Collateral purported to be covered thereby.

                  (m)      Any Change of Control occurs.

                  (n) Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility or facilities of the Credit Parties generating directly or indirectly more than 10% of the Credit Parties' revenues for the Fiscal Year preceding such event and such cessation or curtailment continues for more than 15 days.

                  (o) Any default or breach by Parent, Borrower or any other Credit Party occurs and is continuing under any of the GE Capital DIP Credit Agreement and is not cured or waived within the applicable grace period, if any.

         8.2.     Remedies.
                  --------

                  (a) If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice, suspend the Borrower's right to request additional advances of Loans, whereupon, any additional advances of Loans shall be made or incurred in Agent's sole discretion, if such suspension occurred at

Agent's direction (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.

                  (b) If any Event of Default has occurred and is continuing, and without further order of the Bankruptcy Court, Agent may (and at the written request of the Requisite Lenders shall), by notice to the Borrower (with a copy to counsel for the Official Creditors' Committee appointed in the Cases and to the United States Trustee for the Southern District of New York, upon 3 Business Days' written notice to the Borrower (i) terminate the Commitments; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Credit Party; (iii)exercise any rights and remedies provided to Agent under the Loan Documents (including, without limitation, the Mortgage, whether or not the same shall have been executed or delivered, which Mortgage is hereby incorporated into this Agreement by reference) or at law or equity, including all remedies provided under the Code; or (iv) in addition to the foregoing, Agent shall have the right to direct Borrower to assume and assign any of the Leases to Agent's designees in accordance with and subject to Section 365 of the Bankruptcy Code.

         8.3. Waivers by Credit Parties. Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard,
(b) all rights to notice and a hearing prior to Agent's taking possession or control of, or to Agent's replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.


9.       ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

         9.1.     Assignment and Participations.
                  -----------------------------

                  (a) Subject to the terms of this Section 9.1, any Lender may make an assignment to a Person of, or sale of participations in, at any time or times, the Loan Documents, Loans, and any Commitment or any portion thereof or interest therein, including any Lender's rights, title, interests, remedies, powers or duties thereunder. Any assignment by a Lender shall: (i) require the consent of Agent (other than with respect to an assignment to another Lender and which consent shall not be unreasonably withheld or delayed with respect to any other Qualified Assignee) and the execution of an assignment agreement (an "Assignment Agreement") substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment, the assignee Lender (if it is an in-vestment fund, together with all other Lenders managed by the same investment advisor) shall have Commitments in an amount at least equal to $5,000,000; and
(iv) include a payment to Agent of an assignment fee of $3,500. In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share of the applicable Commitment. In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrower and Borrower shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned. Notwithstanding the foregoing provisions of this Section 9.1(a), any Lender may at any time pledge the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, any Lender may assign the Obligations held by it in any amount to any other Lender and any Lender that is an investment fund may assign any portion of the Obligations held by it and such Lender's rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor, in each such instance, without regard to the $5,000,000 minimum assignment amount required above; provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender's obligations hereunder or under any other Loan Document.

                  (b) Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrower hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents). Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrower to the participant and the participant shall be considered to be a "Lender". Except as set forth in the preceding sentence neither Borrower nor any other Credit Party shall have any obligation or duty to any participant. Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

                  (c) Except as expressly provided in this Section 9.1, no Lender shall, as between Borrower and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

                  (d) Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this
Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by it and all other information provided by it and included in such materials.

                  (e) A Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

                  (f) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender"), may pledge to a special purpose funding vehicle (an "SPC"), identified as such in writing by the Granting Lender to Agent and Borrower, all or any of its interest in the Loans, or may grant to an SPC the option to provide to Borrower all or any part of any Loans that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan; and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent as if such Loan were made by such Granting Lender. No SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). Any SPC may (i) with notice to, but without the prior written consent of, Borrower and Agent and without paying any processing fee therefor assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 9.1(f) may not be amended without the prior written consent of each Granting Lender, all or any of whose Loans are being funded by an SPC at the time of such amendment. For the avoidance of doubt, the Granting Lender shall for all purposes, including without limitation, the approval of any amendment or waiver of any provision of any Loan Document or the obligation to pay any amount otherwise payable by the Granting Lender under the Loan Documents, continue to be the Lender of record hereunder.

         9.2. Appointment of Agent. Kimco Funding is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have as-sumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by Kimco Funding or any of its Affiliates in any capacity. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

                  If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

                  Agent shall have the right from time to time after the date hereof to appoint such additional Co-Agents or collateral agents (including, without limitation, any trustee as may be required or advisable in connection with Legal Requirements pertaining to the granting or recordation of the Mortgages) as it may elect.

         9.3. Agent's Reliance, Etc. Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascer-tain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

         9.4. Kimco Funding and Affiliates. With respect to its Commitments hereunder, Kimco Funding shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Kimco Funding in its individual capacity. Kimco Funding and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if Kimco Funding were not Agent and without any duty to account therefor to Lenders. Kimco Funding and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         9.5. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

         9.6. Indemnification. Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Borrower hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

         9.7. Successor Agent. Agent may resign at any time by giving not less than 30 days' prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent's giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent's resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent's resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

         9.8. Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower or any Guarantor (regardless of whether such balances are then due to Borrower or any Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower or any Guarantor against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16). Borrower and each Guarantor agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

         9.9. Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.
-----------

                  (a)      Advances; Payments.

                           (i)      Each Lender shall make the amount of such
Lender's Pro Rata Share of each advance of a Loan hereunder available to Agent in immediately available funds by wire transfer to Agent's account as set forth in Annex H not later than 1:00 p.m. (New York time) on the requested funding date. After receipt of such wire transfers (or, in the Agent's sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested advance to Borrower. All such payments by each Lender shall be made without setoff, counterclaim or deduction of any kind.

                           (ii)     Agent shall advise each Lender by telephone,
or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan within two (2) Business Days of the receipt of same (each a "Settlement Date"). Provided that each Lender has funded all payments and advances required to be made by it and purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Pro Rata Share of principal, interest and Fees paid by Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments and advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender's Pro Rata Share of all payments received from Borrower. Such payments shall be made by wire transfer to such Lender's account (as specified by such Lender in Annex H or the applicable Assignment Agreement) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

                  (b) Availability of Lender's Pro Rata Share. Agent may assume that each Lender will make its Pro Rata Share of each advance of a Loan available to Agent on each funding date. If such Pro Rata Share is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent's demand, Agent shall promptly notify Borrower and Borrower shall immediately repay such amount to Agent. Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

                  (c)      Return of Payments.
                           ------------------

                           (i)      If Agent pays an amount to a Lender under
this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

                           (ii)     If Agent determines at any time that any
amount received by Agent under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

                  (d) Non-Funding Lenders. The failure of any Non-Funding Lender to make any advance of a Loan or any payment required by it hereunder, or to purchase any participation in any Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such advance or payment or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an advance, purchase a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders") for any voting or consent rights under or with respect to any Loan Document. At Borrower's request, Agent or a Person acceptable to Agent shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent's request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (e) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent's gross negligence or willful misconduct. Lenders acknowledge that Borrower is required to provide Financial Statements and other reports and information to Lenders in accordance with the terms hereof and agree that Agent shall have no duty to provide the same to Lenders.

                  (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

10.      SUCCESSORS AND ASSIGNS

         10.1. Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be null and void and without effect. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.      MISCELLANEOUS

         11.1. Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. Any letter of interest, commitment letter or fee letter or confidentiality agreement between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

         11.2.    Amendments and Waivers.
                  ----------------------

                  (a) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrower, and by Requisite Lenders or all affected Lenders, as applicable. Except as set forth in clauses (b) and
(c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

                  (b)      [Reserved.]

                  (c) No amendment, modification, termination or waiver shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase the principal amount of any Lender's Commitment; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $25,000,000 in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder; and (vii) amend or waive this Section 11.2 or the definitions of the term "Requisite Lenders", insofar as such definitions affect the substance of this Section 11.2. In addition, no amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement or any other Loan Document that changes or would change the order of application or priority of payments shall be effective unless the same shall be in writing and signed by Agent, all Lenders and Borrower. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

                  (d) If, in connection with any proposed amendment, modification, waiver or termination (a "Proposed Change"), requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) being referred to as a "Non-Consenting Lender"), then, so long as Agent is not a Non-Consenting Lender, at Borrower's request Agent, or a Person reasonably acceptable to Agent, shall have the right with Agent's consent and in Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent's request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

                  (e) Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrower termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

         11.3. Fees and Expenses. Borrower shall reimburse (i) Agent for all fees, costs and expenses (including the reasonable fees and expenses of all of its counsel, advisors, consultants and auditors) and (ii) Agent (and, with respect to clauses (c) and (d) below, all Lenders) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants and appraisers) incurred in connection with the negotiation, preparation and filing or recordation of the Loan Documents and incurred in connection with:

                  (a) the forwarding to Borrower or any other Person on behalf of Borrower by Agent of the proceeds of any Loan (including a wire transfer fee of $25 per wire transfer);

                  (b) any amendment, modification or waiver of, or consent with respect to, or termination of, any of the Loan Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

                  (c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Credit Party or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any Credit Party or any other Person that may be obligated to Agent by virtue of the Loan Documents, including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel in each relevant jurisdiction for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person's gross negligence or willful misconduct;

                  (d) any attempt to enforce any remedies of Agent or any Lender against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one counsel in each relevant jurisdiction for all such Lenders;

                  (e) any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

                  (f) efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys' and other professional and service providers' fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrower to Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

         11.4. No Waiver. Agent's or any Lender's failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable required Lenders and directed to Borrower specifying such suspension or waiver.

         11.5. Remedies. Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

         11.6. Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

         11.7. Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

         11.8. Confidentiality. Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintain the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties and designated as confidential for a period of 2 years following receipt thereof, except that Agent and each Lender may disclose such information
(a) to Persons employed or engaged by Agent or such Lender in evaluating, approving, structuring or administering the Loans and the Commitments; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advise of Agent's or such Lender's counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

         11.9. GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA AND (TO THE EXTENT APPLICABLE) THE BANKRUPTCY CODE.

         11.10. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex I or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Agent) designated in Annex I to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

         11.11. Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

         11.12. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed counterpart signature page to this Agreement by fax transmission shall be as effective as delivery of an original manually executed counterpart.

         11.13. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

         11.14. Subordination of Intercompany Leases. All leases or subleases between any Credit Party or any Affiliate thereof and any other Credit Party (or Affiliate thereof) affecting any Real Property Assets are hereby made subject and subordinate to the senior Liens in favor of the Agent hereunder and under the Orders.

         11.15. Press Releases and Related Matters. Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Kimco Funding or its affiliates or referring to this Agreement, the other Loan Documents without at least 2 Business Days' prior notice to Kimco Funding and without the prior written consent of Kimco Funding unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with Kimco Funding before issuing such press release or other public disclosure. Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Agent or such Lender shall provide a draft of any such tombstone or similar advertising material to each Credit Party for review and comment prior to the publication thereof. Agent re-serves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

         11.16. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower (or any other Credit Party) for liquidation or reorganization, should Borrower (or any other Credit Party) become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of the assets of any Borrower (or any other Credit Party) , and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

         11.17. Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

         11.18. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

                            [Signature Pages Follow]

                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

                                            AMES REALTY II, INC.,
                                            as Debtor and Debtor-in-Possession


                                            By: /s/ ROLANDO DE AGUIAR
                                                --------------------------------
                                            Name:  Rolando de Aguiar
                                            Title: Vice President




                                            KIMCO FUNDING, LLC,
                                            as Agent and Lender

                                            By:  Kimco Realty Corporation,
                                                 its Managing Member

                                            By: /s/ RAY EDWARDS
                                                --------------------------------
                                            Name:  Ray Edwards
                                            Title: Vice-President of
                                                   Kimco Realty Corporation




                       SIGNATURE PAGE TO CREDIT AGREEMENT

                  The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as the Borrower.

                                            AMES DEPARTMENT STORES, INC.,
                                            as Debtor and Debtor-in-Possession

                                            By: /s/ ROLANDO DE AGUIAR
                                                --------------------------------
                                            Name:  Rolando de Aguiar
                                            Title: Senior Executive
                                                   Vice President



                                            AMES MERCHANDISING CORPORATION,
                                            as Debtor and Debtor-in-Possession

                                            By: /s/ ROLANDO DE AGUIAR
                                                --------------------------------
                                            Name:  Rolando de Aguiar
                                            Title: Vice President



                                            AMES TRANSPORTATION SYSTEMS, INC.,
                                            as Debtor and Debtor-in-Possession

                                            By: /s/ ROLANDO DE AGUIAR
                                                --------------------------------
                                            Name:  Rolando de Aguiar
                                            Title: Vice President



                                            AMESPLACE.COM, INC.,
                                            as Debtor and Debtor-in-Possession


                                            By: /s/ ROLANDO DE AGUIAR
                                                --------------------------------
                                            Name:  Rolando de Aguiar
                                            Title: President




                       SIGNATURE PAGE TO CREDIT AGREEMENT

                               ANNEX A (Recitals)
                                        --------

                                       to

                                CREDIT AGREEMENT
                                ----------------

                                   DEFINITIONS
                                   -----------

                  Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

                  "Account Debtor" means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account.

                  "Accounting Changes" has the meaning ascribed thereto in Annex G.

                  "Accounts" means all "accounts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party's rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Credit Party, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), including the right to receive the proceeds of said purchase orders and contracts, (e) all healthcare insurance receivables, if any, and (f) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Account Debtor or other Person with respect to any of the foregoing.

                  "Adverse Property Effect" shall mean any event or condition that (a) has a material adverse effect on the business, assets, properties, operations or financial or other condition of any Credit Party individually or of the Credit Parties taken as a whole, (b) materially impairs the ability of the Borrower or any Credit Party to perform its respective obligations under this Agreement or any other Loan Document or (c) materially and adversely affects any particular Real Property Asset, or the Lien (including, without limitation, the intended priority thereof) granted to the Agent (for the benefit of itself and the other Lenders) with respect to the applicable Real Property Asset, or materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Agent or the Lenders with respect to the applicable Real Property Asset; provided, however, that any event or condition will be deemed to have an "Adverse Property Effect" if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a materiality exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in an "Adverse Property Effect", even though, individually, such event or condition would not do so.

                  "Affiliate" means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person's officers, directors, joint venturers and partners and (d) in the case of any Credit Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of such Credit Party. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term "Affiliate" shall specifically exclude Agent and each Lender.

                  "Agent" means Kimco Funding in its capacity as Agent for Lenders or its successor appointed pursuant to Section 9.7.

                  "Agreement" means the Credit Agreement by and among Borrower, the other Credit Parties party thereto, Kimco Funding, as Agent and Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

                  "Ames Merchandising" means Ames Merchandising Corporation, a Delaware corporation, and its successors and permitted assigns.

                  "Ames Senior Unsecured Note Indenture" means that certain Indenture, dated as of April 27, 1999, among Parent, Ames FS, Inc., Ames Transportation Systems, Inc., AMD, Inc., Borrower and The Chase Manhattan Bank, as trustee, along with any amendments, supplements or other modifications thereto, pursuant to which the Ames Senior Unsecured Notes were issued.

                  "Ames Senior Unsecured Notes" means those certain 10% Senior Unsecured Notes of Parent due 2006 in the original principal amount of $200,000,000 and any notes issued in exchange therefor.

                  "Appendices" has the meaning ascribed to it in the recitals to the Agreement.

                  "Assignment Agreement" has the meaning ascribed to it in
Section 9.1(a).

                  "Bankruptcy Code" means the provisions of Title 11 of the United States Code, 11 U.S.C.ss.ss. 101 et seq.

                  "Bankruptcy Court" shall mean the United States Bankruptcy Court for the Southern District of New York or any other court having jurisdiction over the Cases from time to time.

                  "Borrower" has the meaning ascribed thereto in the preamble to the Agreement.

                  "Borrower Pledge Agreement" means the Pledge Agreement of even date herewith executed by Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of its Subsidiaries, if any, and all Intercompany Notes owing to or held by it, the form of which is attached as Exhibit F hereto.

                  "Borrowing Date" means each date on which a borrowing of Loan(s) is requested to be made in accordance with the terms hereof.

                  "Borrowing Notice" means a notice substantially in the form of
Exhibit 1.1(b) hereto.

                  "Business Day" means any day that is not a Saturday, a Sunday or a day on which Lenders are required or permitted to be closed in the State of New York.

                  "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP.

                  "Capital Lease" means, with respect to any Person, any lease of any property (whether real, personal or mixed) other than retail store locations by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

                  "Capital Lease Obligation" means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

                  "Carve-Out" shall have the meaning set forth in Section 1.18.

                  "Cases" shall have the meaning set forth in the Introduction.

                  "Change of Control" means any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 25% or more of the issued and outstanding shares of capital Stock of Parent having the right to vote for the election of directors of Parent under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Parent (together with any new directors whose election by the board of directors of Parent or whose nomination for election by the Stockholders of Parent was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; or (c) Parent ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of Borrower and each other Credit Party.

                  "Charges" means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims, water and sewer rates or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party's ownership or use of any properties (whether real, personal or mixed) or other assets, or (e) any other aspect of any Credit Party's business.

                  "Chattel Paper" means any "chattel paper," as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party, wherever located.

                  "Closing Date" means the date on which the conditions specified or referred to in Section 2.1 hereof have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders, which date shall occur promptly upon the entry of the Interim Order, but not later than 10 days following the entry of the Interim Order.

                  "Closing Checklist" means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

                  "Code" means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent's or any Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

                  "Collateral" means the property covered (or intended to be covered (pursuant to the terms of this Agreement)) by this Agreement, the Security Agreement, the Mortgages or the Orders and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations.

                  "Collateral Documents" means the Security Agreement, the Pledge Agreements, the Guaranties, the Mortgages, the Trademark Security Agreement, the Intercreditor Agreement and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

                  "Commitment" means (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of any Loan as set forth on Annex J to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Loans, which aggregate amount shall be Fifty-Five Million Dollars ($55,000,000) on the Closing Date.

                  "Commitment Termination Date" means the earliest of (a) the Prepayment Date, (b) the date of termination of the Lenders' obligations to make Loans or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Loans and the permanent reduction of the Commitments to zero dollars ($0).

                  "Consummation Date" shall mean the effective date of a Reorganization Plan that is confirmed pursuant to an order of the Bankruptcy Court.

                  "Contracts" means all "contracts," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

                  "Copyright License" means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

                  "Copyrights" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

                  "Credit Card Agreements" shall mean all agreements now or hereafter entered into by Ames Merchandising with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                  "Credit Card Issuer" shall mean any Person (other than Borrower or any other Credit Party) who issues or whose members issue credit cards.

                  "Credit Card Processor" shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to Ames Merchandising's sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

                  "Credit Parties" means Parent, Borrower, and all of their respective Subsidiaries.

                  "Default" means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

                  "Default Rate" has the meaning ascribed to it in Section
1.5(d).

                  "Disclosure Letter" shall mean a letter dated as of the Closing Date addressed by the Borrower to Agent and Lenders and disclosing certain information pertaining to the business of the Credit Parties as of such date.

                  "Disclosure Schedules" means the Schedules prepared by Borrower and identified in the Index to the Agreement.

                  "Documents" means any "documents," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

                  "Dollars" or "$" means lawful currency of the United States of America.

                  "Environmental Laws" means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C.ss.ss.9601 et seq.) ("CERCLA"); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C.ss.ss.5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.ss.ss.136 et seq.); the Solid Waste Disposal Act (42 U.S.C.ss.ss. 6901 et seq.); the Toxic Substance Control Act (15 U.S.C.ss.ss.2601 et seq.); the Clean Air Act (42 U.S.C.ss.ss.7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C.ss.ss.1251 et seq.); the Occupational Safety and Health Act (29 U.S.C.ss.ss.651 et seq.); and the Safe Drinking Water Act (42 U.S.C.ss.ss. 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

                  "Environmental Liabilities" means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

                  "Environmental Permit" means any federal, state, local, provincial, or foreign permits, licenses, approvals, consents or authorizations required by any Governmental Authority un-der or in connection with any Environmental Law and includes any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

                  "Equipment" means all "equipment," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

                  "ERISA Affiliate" means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b),
(c), (m) or (o) of the IRC.

                  "ERISA Event" means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days;
(g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; or (i) the loss of a Qualified Plan's qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

                  "ESOP" means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

                  "Event of Default" has the meaning ascribed to it in Section 8.1.

                  "Fair Labor Standards Act" means the Fair Labor Standards Act, 29 U.S.C.ss.201 et seq.

                  "Federal Funds Rate" means, for any day, a floating rate equal to the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System.

                  "Fees" means any and all fees and other amounts payable to Agent or any Lender pursuant to the Agreement, any of the other Loan Documents or the Fee Letter described in Section 1.9.

                  "Filing Date" shall mean August __, 2001.

                  "Final Order" shall have the meaning given such term in
Section 2.3(b).

                  "Financial Statements" means the consolidated income statements, statements of cash flows and balance sheets of Parent and Borrower delivered in accordance with Section 3.4 and Annex E.

                  "Fiscal Month" means any of the monthly accounting periods of Parent and Borrower.

                  "Fiscal Quarter" means any of the quarterly accounting periods of Parent and Borrower, ending on or about April 30, July 31, October 30 and January 31 of each year.

                  "Fiscal Year" means any of the annual accounting periods of Parent and Borrower ending on or about January 31 of each year.

                  "Fixtures" means all "fixtures" as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

                  "Funded Debt" means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness and that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person's option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and also including, in the case of Borrower, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

                  "GAAP" means generally accepted accounting principles in the United States of America, consistently applied, as such term is further defined in Annex G to the Agreement.

                  "GE Capital" means General Electric Capital Corporation, a Delaware corporation.

                  "GE Capital DIP Credit Agreement" means the
Debtor-in-Possession Credit Agreement dated as of August __, 2001 among Borrower, Parent, the other Credit Parties, GE Capital as Agent and Lender, the other Lenders from time to time party thereto, as amended, supplemented, refinanced, replaced or otherwise modified from time to time in accordance with the terms thereof.

                  "GE Mortgaged Real Property Assets" means the Real Property Assets as identified on Disclosure Schedule 3.6(a).

                  "General Intangibles" means "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

                  "Goods" means any "goods" as defined in the Code, now owned or hereafter acquired by any Credit Party, including embedded software.

                  "Governmental Authority" means any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case whether of the United States, any foreign country or any other jurisdiction.

                  "Guaranteed Indebtedness" means, as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation ("primary obligation") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obli-gor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

                  "Guaranties" means, collectively, the Parent Guaranty, each Subsidiary Guaranty and any other guaranty executed by any Guarantor in favor of Agent and Lenders in respect of the Obligations.

                  "Guarantors" means Parent, each Subsidiary of Parent other than Borrower and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

                  "Hazardous Material" means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "pollutant," "contaminant," "hazardous constituent," "special waste," "toxic substance" or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), or any radioactive substance.

                  "Hills Senior Unsecured Note Indenture" means that certain Indenture dated as of April 19, 1996, among Hills Stores Company, Hills Department Store Company, C.R.H. International, Inc., Canton Advertising, Inc., Corporate Vision, Inc., HDS Transport, Inc., Hills Distributing Company and Fleet National Bank, as trustee, as supplemented by that certain First Supplemental Indenture thereto dated as of December 24, 1998, and that certain Second Supplemental Indenture thereto dated as of April 15, 1999, pursuant to which the Hills Senior Unsecured Notes were issued.

                  "Hills Senior Unsecured Notes" means those certain 12.5% Senior Unsecured Notes of Hills Stores Company due 2003 in the aggregate original principal amount of $195,000,000 of which approximately $44,000,000 in aggregate principal amount remain outstanding as of the Closing Date.

                  "Indebtedness" means, with respect to any Person, without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors in-curred in the ordinary course of business that are unsecured and not overdue by more than six (6) months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on the Closing Date) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

                  "Indemnified Liabilities" has the meaning ascribed to it in
Section 1.13.

                  "Indemnified Person" has the meaning ascribed to it in Section 1.13.
                  "Index Rate" means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's 30 largest banks" (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled "Selected Interest Rates" as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum. Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

                  "Instruments" means all "instruments," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                  "Intellectual Property" means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

                  "Intercompany Notes" has the meaning ascribed to it in Section 6.3.

                  "Intercreditor Agreement" means an agreement substantially in the form of Exhibit B, dated the Closing Date, between GE Capital, as Agent under the GE Capital DIP Credit Agreement, Agent, and the Credit Parties.

                  "Interest Expense" means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including interest expense with respect to any Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person.

                  "Interest Payment Date" means the first Business Day of each month provided, that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full, (y) the Maturity Date and (z) the Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest that has then accrued under the Agreement.

                  "Interim Order" shall have the meaning given such term in
Section 2.1(c).

                  "Inventory" means any "inventory," as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, supplies or materials of any kind, nature or description used or consumed or to be used or consumed in such Credit Party's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies and embedded software.

                  "Investment Property" means all "investment property" as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of such Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party;
(iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

                  "IRC" means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

                  "IRS" means the Internal Revenue Service.

                  "Kimco Priority Collateral" means (i) all right, title and interest of any Credit Party as lessee under all real property leases now in existence or hereafter entered into, as any of the same may be amended, modified, restated, extended, supplemented, renewed or consolidated, and (ii) all other real property interests and assets owned by any of the Credit Parties other than the GE Mortgaged Real Property Assets.

                  "Leases" means all Space Leases and Store Leases.

                  "Lease Expenses" means, with respect to any Person for any fiscal period, the aggregate rental obligations of such Person determined in accordance with GAAP which are payable in respect of such period under leases of real or personal property (net of income from subleases thereof, but including real estate taxes and costs and expenses that the lessee is obligated to pay to the lessor under the terms of such leases), whether or not such obligations are reflected as liabilities or commitments on a consolidated balance sheet of such Person or in the notes thereto, excluding, however, any such obligations under Capital Leases.

                  "Legal Requirements" shall mean (a) all present and future statutes, laws, ordinances, codes, orders, writs, injunctions, decrees, rules, regulations, judgments, restrictions, licenses, authorizations, consents, approvals, permits, grants and franchises of any Governmental Authority (including, without limitation, all Environmental Laws), (b) the present and future requirements of the Board of Fire Underwriters (or any other organization exercising similar functions), (c) all requirements of the insurance policies required to be maintained pursuant to this Agreement or any other Loan Document and (d) all present and future covenants, conditions and restrictions pertaining to the Real Property Assets, and the terms of any lease or other contract or agreement pertaining to the Real Property Assets (including, without limitation, the Permitted Encumbrances).

                   "Lenders" means Kimco Funding, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

                  "License" means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

                  "Lien" means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement, restriction, covenant, encroachment or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

                  "Litigation" has the meaning ascribed to it in Section 3.13.

                  "Loan" has the meaning assigned to it in Section 1.1(a).

                  "Loan Account" has the meaning ascribed to it in Section 1.12.

                  "Loan Documents" means the Agreement, the Notes, the Collateral Documents, and all other agreements, instruments, documents and certificates identified in the Closing

Checklist or in the Agreement (or any other Loan Document) executed and delivered to (or required to be executed and delivered to), or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, whether made prior or subsequent to the date hereof, and in all instances shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

                  "Major Space Lease" shall mean a Space Lease that (a) demises more than 10,000 square feet of space or (b) provides for or generates annual rent of more than $150,000.

                  "Margin Stock" has the meaning ascribed to it in Section 3.10.

                  "Material Adverse Effect" shall mean any event or condition that (a) has a material adverse effect on the business, assets, properties, operations or financial or other condition of any Credit Party individually or of the Credit Parties taken as a whole, (b) materially impairs the ability of the Borrower or any Credit Party to perform its respective obligations under this Agreement or any other Loan Document or (c) materially and adversely affects the Collateral, or the Liens (including, without limitation, the intended priority thereof) granted to the Agent (for the benefit of itself and the other Lenders) with respect to a significant portion of the Collateral, or materially impairs the validity or enforceability of, or materially impairs the rights, remedies or benefits available to the Agent or the Lenders with respect to a significant portion of the Collateral under the Loan Documents; provided, however, that any event or condition will be deemed to have a "Material Adverse Effect" if such event or condition when taken together with all other events and conditions occurring or in existence at such time (including all other events and conditions which, but for the fact that a representation, warranty or covenant is subject to a materiality exception, would cause such representation or warranty contained herein to be untrue or such covenant to be breached) would result in a "Material Adverse Effect", even though, individually, such event or condition would not do so.

                  "Maturity Date" shall mean August , 2003.

                  "Maximum Loan Amount" means, as of any date of determination, the maximum aggregate principal amount of Loans (determined as set forth below) which Borrower may request be advanced to it as of such date (provided Borrower shall have complied with all other requirements applicable to any such borrowing request) which amount shall not be in excess of the aggregate of the Commitments.

                  "Mortgage" shall mean any mortgage, deed of trust, leasehold mortgage, leasehold deed of trust, collateral assignment or other real estate security document (a) substantially in the form of Exhibit C hereto (as modified to apply to the applicable type of Real Property Asset covered thereby and as otherwise may be required to give the intended effect thereto (as advised by local counsel to Agent in the affected jurisdiction) or as may otherwise reasonably be required by Agent) or (b) in the case of any mortgage encumbering a GE Mortgaged Real Property Asset, substantially in the form of the mortgage previously delivered to GE Capital in connection therewith,

                  "Mortgaged Store Lease" shall mean any Store Lease which is subject to a Lien in favor of the Agent pursuant to the Orders.

                  "Mortgaged Real Property Assets" shall mean any Real Property Asset which is subject to a Lien in favor of the Agent pursuant to the Orders.

                  "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

                  "Net Worth" means, with respect to any Person as of any date of determination, the book value of the assets of such Person, minus the sum of
(a) reserves applicable thereto, and (b) all of such Person's liabilities on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP.

                  "Non-Funding Lender" has the meaning ascribed to it in Section 9.9(a)(ii).

                  "Note" has the meaning assigned to it in Section 1.1(b).

                  "Obligations" means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys' fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents.

                  "Orders" shall mean the Interim Order and the Final Order.

                  "Parent" has the meaning ascribed thereto in the recitals to the Agreement.

                  "Parent Guaranty" means the guaranty of even date herewith executed by Parent in favor of Agent and Lenders, the form of which is attached as Exhibit I hereto.

                  "Parent Pledge Agreement" means the Pledge Agreement of even date herewith executed by Parent in favor of Agent, on behalf of itself and Lenders, pledging all Stock of Borrower and Parent's other Subsidiaries and all Intercompany Notes owing to or held by it, the form of which is attached as Exhibit G hereto.

                  "Patent License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

                  "Patents" means all of the following in which any Credit Party now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Pension Plan" means a Plan described in Section 3(2) of ERISA.

                  "Permits" shall mean all estate, right, title and interest now or hereafter acquired by any Credit Party in and to any and all present and future licenses, authorizations, consents, approvals, or permits which are necessary and desirable in connection with the use or occupancy of any Real Property Asset.

                  "Permitted Encumbrances" means the following encumbrances: (a) Liens for Taxes or Charges not yet due and payable or which are being contested in accordance with Section 5.2; (b) pledges or deposits of money securing statutory obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers', mechanic's or similar liens arising in the ordinary course of business for amounts not yet due, so long as such Liens attach only to Equipment, Fixtures or Real Property Assets (except for Select Real Property Assets); (e) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $2,000,000 at any time; (f) a Lien in favor of Fritz Companies, Inc. securing all amounts owing by any of the Credit Parties to Fritz Companies, Inc. in an outstanding aggregate amount not in excess of $2,000,000; provided that no such Liens relate to any Real Property Assets; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (h) easements, licenses or other restrictions on the use of any Real Property Asset or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Property Asset and the same are not violated; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; and (j) Liens expressly permitted under clause (b), (c) or (d) of Section 6.7 of the Agreement.

                  "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

                  "Plan" means, at any time, an "employee benefit plan," as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Credit Party.

                  "Pledge Agreements" means the Borrower Pledge Agreement, the Parent Pledge Agreement, the Subsidiary Pledge Agreements, and any other pledge agreement entered into after the Closing Date by any Credit Party (as required by the Agreement or any other Loan Document).

                  "Premises" shall mean any real property and/or assets currently or formerly owned, leased or operated by any Credit Party or any Subsidiary of any Credit Party, including, but not limited to, all soil, surface water, or groundwater thereat.

                  "Prepayment Date" shall mean thirty (30) days after the entry of the Interim Order by the Bankruptcy Court if the Final Order has not been entered by the Bankruptcy Court prior to the expiration of such thirty (30) day period.

                  "Pre-Petition Payment" shall mean a payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness or trade payables or other pre-petition claims against the Borrower or any other Credit Party.

                  "Proceeds" means "proceeds," as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral, (e) dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

                  "Pro Rata Share" means with respect to all matters relating to any Lender, with respect to the Loans, the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the aggregate Commitments of all Lenders, provided that on and after the Commitment Termination Date, any Lender's Pro Rata Share shall equal the percentage obtained by dividing (i) the aggregate outstanding principal balance of the Loans held by that Lender, by (ii) the outstanding principal balance of the Loans held by all Lenders, as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

                  "Qualified Plan" means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

                  "Qualified Assignee" means (a) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody's at the date that it becomes a Lender and which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes; provided that no Person determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee and no Person or Affiliate of such Person (other than a Person that is already a Lender) holding Subordinated Debt or Stock issued by any Credit Party shall be a Qualified Assignee.

                  "Real Property Assets" shall mean all real property interests and assets owned, leased or licensed by any Credit Party.

                  "Release" means any release, threatened release, spill, use, handling, production, transfer, presence, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

                  "Reorganization Plan" shall mean a plan of reorganization in any of the Cases.

                  "Requisite Lenders" means Lenders having (a) more than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of the Loans.

                  "Restricted Payment" means, with respect to any Credit Party
(a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party's Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, the Senior Unsecured Notes or any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding;
(e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party's Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such

Credit Party; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

                  "Retiree Welfare Plan" means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

                  "Security Agreement" means the Security Agreement of even date herewith entered into by and among Agent, on behalf of itself and Lenders, and each Credit Party, the form of which is attached hereto as Exhibit E.

                  "Select Real Property Assets" means the Real Property Assets specified under the subheading "Select Real Property Assets" on Disclosure
Schedule 3.6(a).

                  "Select Store Leases" means the Store Leases specified by address under the subheading "Select Store Leases" on Disclosure Schedule 3.6(a).

                  "Senior Unsecured Note Indentures" means the Ames Senior Unsecured Note Indenture and the Hills Senior Unsecured Note Indenture.

                  "Senior Unsecured Notes" means the Ames Senior Unsecured Notes and the Hills Senior Unsecured Notes.

                  "Space Leases" means any lease under which a Credit Party is the lessor (or sublessor).

                  "Stock" means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                  "Stockholder" means, with respect to any Person, each holder of Stock of such Person.

                  "Store Lease" means each lease identified by its address under the subheading "Store Lease" on Disclosure Schedule (3.6(a)) attached hereto (as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof), and all other leases which may now or hereinafter be entered into by a Credit Party as lessee, as any such lease may be hereinafter amended, modified, restated, extended, supplemented, renewed or consolidated in accordance with the terms hereof.

                  "Subordinated Debt" means any Indebtedness of any Credit Party subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

                  "Subsidiary" means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of the Borrower.

                  "Subsidiary Guaranty" means the Guaranty of even date herewith executed by each Subsidiary of Parent other than Borrower in favor of Agent, on behalf of itself and Lenders, the form of which is attached as Exhibit J hereto.

                  "Subsidiary Pledge Agreement" means the Pledge Agreement of even date herewith executed by each Subsidiary of Parent other than Borrower in favor of Agent, on behalf of itself and Lenders, pledging all Stock of their Subsidiaries, if any, and all Intercompany Notes owing to or held by it, the form of which is attached as Exhibit H hereto.

                  "Superpriority Claim" shall mean a claim against the Borrower and any other Credit Party in any of the Cases which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.

                  "Supporting Obligations" has the meaning ascribed thereto in the Code.

                  "Taking" refers to any awards made with respect to any Real Property Asset as the result of the exercise of the power of eminent domain, including, without limitation, any awards for changes of the grades of streets and/or as the result of any other damage to any Real Property Asset for which compensation shall be given by any Governmental Authority.

                  "Taxes" means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

                  "Termination Date" shall mean the earliest to occur of (i) the Prepayment Date, (ii) the Maturity Date, (iii) the Consummation Date and (iv) the acceleration of the Loans and the termination of the Commitments in accordance with the terms hereof.

                  "Title IV Plan" means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

                  "Trademark Security Agreement" means the Trademark Security Agreement made in favor of Agent, on behalf of Lenders, by each applicable Credit Party, the form of which is attached as Exhibit K hereto.

                  "Trademark License" means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

                  "Trademarks" means all of the following now owned or hereafter adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

                  "Unfunded Pension Liability" means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

                  "Welfare Plan" means a Plan described in Section 3(i) of ERISA.

                  Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex G. All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

                  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; the word "or" is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that such Credit Party has actual knowledge or awareness of a particular fact or circumstance or that such Credit Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

                            ANNEX D (Section 2.1(a))
                                     --------------

                                       to

                                CREDIT AGREEMENT
                                ----------------

                                CLOSING CHECKLIST
                                -----------------


                  In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date:

                  A. Appendices. All Appendices to the Agreement, in form and substance satisfactory to Agent.

                  B. Notes. Duly executed originals of the Notes for each applicable Lender, dated the Closing Date.

                  C. Security Agreement. Duly executed originals of the Security Agreement, dated the Closing Date, and all instruments, documents and agreements required to be executed pursuant thereto.

                  D. Insurance. Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of itself and the Lenders.

                  E.       Security Interests.
                           ------------------

                           (a)      Evidence satisfactory to Agent that Agent
(for the benefit of itself and Lenders) has (i) a valid and perfected security interest in the items of personal property comprising the Collateral, prior to all Liens other than Permitted Encumbrances, including without limitation, Liens securing Indebtedness under the GE Capital DIP Credit Agreement and (ii) a valid and enforceable Lien covering all of the Kimco Priority Collateral. This evidence shall include such documents duly executed by each Credit Party (including financing statements under the Code and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code search reports listing all effective financing statements that name any Credit Party as debtor, together with copies of such financing statements, none of which shall cover the Collateral, except for those relating to the GE Capital DIP Credit Agreement.

                           (b)      Evidence satisfactory to Agent, including
copies, of all UCC-1 and other financing statements filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

                  F. Intercreditor Agreement. Duly executed originals of the Intercreditor Agreement, dated the Closing Date.

                  G. Intellectual Property Security Agreements. Duly executed originals of Trademark Security Agreements, each dated the Closing Date and signed by each Credit Party which owns Trademarks, as applicable, all in form and substance satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

                  H. Parent Guaranty. Duly executed originals of the Parent Guaranty, dated the Closing Date, and all documents, instruments and agreements executed pursuant thereto.

                  I. Subsidiary Guaranties. Guaranties duly executed by each direct and indirect Subsidiary of Parent (other than Borrower) in favor of Agent, for the benefit of Lenders.

                  J.       [Reserved.]

                  K. Charter and Good Standing. For each Credit Party, such Person's (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

                  L. Bylaws and Resolutions. For each Credit Party, (a) such Person's bylaws, together with all amendments thereto and (b) resolutions of such Person's Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

                  M. Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary as being true, accurate, correct and complete.

                  N. Opinions of Counsel. Duly executed originals of opinions of Weil, Gotshal & Manges LLP, counsel for the Credit Parties, together with any local counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and each accompanied by a letter addressed to such counsel from the Credit Parties, authorizing and directing such counsel to address its opinion to Agent, on behalf of Lenders, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

                  O. Pledge Agreements. Duly executed originals of each of the Pledge Agreements.

                  P.       [Reserved.]

                  Q.       [Reserved.]

                  R. Financials; Financial Condition. Agent shall have received the Financial Statements and other materials certified by Parent's and Borrower's Chief Financial Officer, in each case in form and substance satisfactory to Agent, and Agent shall be satisfied, in its sole discretion, with all of the foregoing. Agent shall have further received a solvency certificate of the Chief Executive Officer and/or the Chief Financial Officer of Parent and Ames Merchandising, based on such Financial Statements and Projections and in form and substance satisfactory to the Agent in its discretion, to the effect that (a) Parent, on a consolidated basis, and Ames Merchandising, individually, will be solvent upon the consummation of the transactions contemplated herein; and (b) containing such other statements with respect to the solvency of Parent, on a consolidated basis, and Ames Merchandising, individually, and matters related thereto as Agent shall request.

                  S. Other Documents. Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

                            ANNEX E (Section 4.1(a))
                                     --------------

                                       to

                                CREDIT AGREEMENT
                                ----------------

                FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING
                -------------------------------------------------


                  Borrower shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

                  (a) Monthly Financials. To Agent and Lenders, within 30 days after the end of each Fiscal Month financial information regarding Parent and its Subsidiaries, including, without limitation, Borrower, on a consolidated basis, certified by the Chief Financial Officer of Parent and Borrower, consisting of (i) an unaudited balance sheet as of the close of such Fiscal Month and the related statements of income and cash flows for that portion of the Fiscal Year ending as of the close of such Fiscal Month; (ii) unaudited statements of income and cash flows for such Fiscal Month, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments); and (iii) a summary of the outstanding balance of all Intercompany Notes as of the last day of that Fiscal Month. Such financial information shall be accompanied by the certification of the Chief Financial Officer of Parent and Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position and results of operations of Parent and its Subsidiaries, including, without limitation, Borrower, on a consolidated basis, in each case as at the end of such Fiscal Month and for that portion of the Fiscal Year then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

                  (b) Quarterly Financials. To Agent and Lenders, within 45 days after the end of each Fiscal Quarter that is not the end of a Fiscal Year, consolidated financial information regarding Parent and its Subsidiaries, including, without limitation, Borrower, certified by the Chief Financial Officer of Parent and Borrower, including (i) unaudited balance sheet as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments). Such financial information shall be accompanied by the certification of the Chief Financial Officer of Parent and Borrower that
(i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Parent and its Subsidiaries, including, without limitation, Borrower, on a consolidated basis, as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default. In addition, Borrower shall deliver to Agent and Lenders, within 45 days after the end of each Fiscal Quarter, a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year.

                  (c) Operating Plan. To Agent and Lenders, as soon as available, but not later than 30 days following the end of each Fiscal Year, an annual operating plan for Parent and its Subsidiaries, including, without limitation, Borrower, on a consolidated basis, approved by the Board of Directors of Parent and Borrower, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes monthly balance sheets and a monthly budget for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit, cash flow projections, borrowing availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

                  (d) Annual Audited Financials. To Agent and Lenders, within 90 days after the end of each Fiscal Year, audited Financial Statements for Parent and its Subsidiaries, including, without limitation, Borrower, on a consolidated basis, consisting of a balance sheet and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by Arthur Andersen LLP or another independent certified public accounting firm of national standing acceptable to Agent. Such Financial Statements shall be accompanied by
(i) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, and (iii) the certification of the Chief Executive Officer or Chief Financial Officer of Parent and Borrower that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Parent and its Subsidiaries, including, without limitation, Borrower, on a consolidated basis, as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

                  (e) Management Letters. To Agent and Lenders, within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

                  (f) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 2 Business Days after an officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof and such actions as the applicable Credit Party has taken (or intends to take) to mitigate the same, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

                  (g) Default Notices. To Agent and Lenders, as soon as practicable, and in any event within 2 Business Days after an officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof and such actions as the applicable Credit Party has taken (or intends to take) to mitigate the same, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

                  (h) Debt and Equity Notices. To Agent, as soon as practicable, copies of all written notices given or received by any Credit Party with respect to any of the GE Capital DIP Credit Agreement, the Senior Unsecured Notes, any Subordinated Debt, any other material Indebtedness or any Stock of such Person, and, within 2 Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any of the GE Capital DIP Credit Agreement, the Senior Unsecured Notes, any Subordinated Debt, or any other material Indebtedness, notice of such event of default.

                  (i) Supplemental Schedules. To Agent, supplemental disclosures, if any, required by Section 5.6.

                  (j) Litigation. To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) could reasonably be expected to result in monetary damages in excess of $1,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities, (vi) involves any product recall or (vii) involves or affects any Real Property Asset (or any Collateral located thereat).

                  (k) Insurance Notices. To Agent, disclosure of losses or casualties required by Section 5.4.

                  (l) To Agent, as soon as possible, and in any event within 45 days of the Closing Date, a consolidated pro forma balance sheet of the Borrower's and the other Credit Parties' financial condition as of the Filing Date.

                  (m) To the Agent and its counsel promptly after the same is available, copies of all pleadings, motions, applications, judicial information, financial information and other documents filed by or on behalf of the Borrower or any of the other Credit Parties with the Bank-ruptcy Court in the Cases, or distributed by or on behalf of the Borrower or any of the other Credit Parties to any official committee appointed in the Cases.

                  (n) Other Documents. To Agent and Lenders, such other financial and other information respecting any Credit Party's business or financial condition as Agent or any Lender through Agent shall, from time to time, reasonably request.

                            ANNEX H (Section 9.9(a))
                                     -------------

                                       to

                                CREDIT AGREEMENT
                                ----------------

                       LENDERS' WIRE TRANSFER INFORMATION
                       ----------------------------------





         Name:                Kimco Realty Corporation
         Bank:                Chase Manhattan Bank

         ABA #:               021000021
         Account #:           006-007996
         Account Name:        Kimco Realty Corporation

         Reference:

                             ANNEX I (Section 11.10)
                                      -------------

                                       to

                                CREDIT AGREEMENT
                                ----------------

                                NOTICE ADDRESSES
                                ----------------



(A)      If to Agent or Kimco Funding, at:

         Kimco Funding, LLC
         3333 New Hyde Park Road
         P.O. Box 5020
         New Hyde Park, NY 11042-0020
         Attention: Michael E. Parry, Esq.
         Tel: (516) 869-7290
         Fax: (516) 869-7201

              With copies to:

         Morgan, Lewis & Bockius LLP
         101 Park Avenue
         New York, New York 10178
         Attention: Richard S. Petretti, Esq.
         Telecopier No.: (212) 309-6273
         Telephone No.:  (212) 309-6870


 (B)     If to Borrower, at

         Ames Merchandising Corporation
         c/o Ames Department Stores, Inc.
         2418 Main Street
         Rocky Hill, Connecticut 06067
         Attention: Rolando de Aguiar
         Telecopier No.: (860) 563-8560
         Telephone No.:  (860) 257-2072

         With copies to:

         Weil Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York 10153
         Attention: Warren T. Buhle, Esq.
         Telecopier No.: (212) 310-8007
         Telephone No.:  (212) 310-8898

         and

         Ames Merchandising Corporation
         c/o Ames Department Stores, Inc.
         2418 Main Street
         Rocky Hill, Connecticut 06067
         Attention: David H. Lissy, Esq.
         Telecopier No.: (860) 257-5160
         Telephone No.:  (860) 257-2578

                 ANNEX J (from Annex A - Commitments definition)
                          -------------------------------------

                                       to

                                CREDIT AGREEMENT
                                ----------------


                           Lender            Term Loan
                           ------            ---------
               Kimco Funding, LLC            $55,000,000



                                      J-1